UNITED STATES

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Washington, D.C. 20549

SCHEDULE 14A

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Accenture plc

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2014 PROXY STATEMENT AND

NOTICE OF ANNUAL MEETING

FEBRUARY 4, 2015  |  NEW YORK, NEW YORK

December     , 2014

Dear Fellow Shareholder:

You are cordially invited to join Accenture plc’s Board of Directors and senior leadership at the 2015 annual general meeting of shareholders, which will be held at 12:00 pm local time on Wednesday, February 4, 2015. The meeting will be held at Accenture’s New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA.

The attached notice of the 2015 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each of the proposals listed on the attached notice.

You may submit your proxy either over the telephone or the Internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials.

Thank you for your continued support.

Sincerely, Pierre Nanterme Chairman & CEO

Notice of Annual General Meeting of Shareholders

Date:	Wednesday, February 4, 2015
Time:	12:00 pm local time
Place:	Accenture New York Office, 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA
Record Date:	December 9, 2014

ITEMS OF BUSINESS

1.	By separate resolutions, to re-appoint the 11 director nominees described in the proxy statement

2.	To approve, in a non-binding vote, the compensation of our named executive officers

3.	To ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditors of Accenture plc (the “Company”) and to authorize, in a binding vote, the Audit Committee of the Board of Directors (the “Board”) to determine the auditors’ remuneration

4.	To grant the Board the authority to issue shares under Irish law

5.	To grant the Board the authority to opt-out of statutory pre-emption rights under Irish law

6.	To authorize holding the 2016 annual general meeting of shareholders of the Company at a location outside of Ireland

7.	To authorize the Company to make open-market purchases of the Company’s Class A ordinary shares under Irish law

8.	To determine the price range at which the Company can re-issue shares that it acquires as treasury shares under Irish law

During the meeting, management will also present, and the auditors will report to shareholders on, our Irish financial statements for the fiscal year ended August 31, 2014.

The Board recommends that you vote “FOR” each of proposals 1 through 8. The full text of these proposals is set forth in the accompanying proxy statement.

HOW TO VOTE

Your vote is important. You are eligible to vote and receive notice of the meeting if you were a registered holder of Class A ordinary shares and/or Class X ordinary shares of the Company at the close of business on December 9, 2014, the record date. To make sure your shares are represented at the meeting, please cast your vote as soon as possible in one of the following ways:

By Telephone	By Internet	By Mail	By Scanning
You can vote by calling 1 (800) 690–6903 from the United States and Canada. You will need your 12-digit control number on your Notice of Internet Availability, proxy card or voting instruction form.	You can vote online at www.proxyvote.com. You will need your 12-digit control number on your Notice of Internet Availability, proxy card or voting instruction form.	You can vote by marking, signing and dating your proxy card or voting instruction form and returning it in the postage-paid envelope.

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Please let us know if you will attend the meeting by following the instructions under “What do I need to be admitted to the Annual Meeting?” on pages 75 to 76.

Important Notice Regarding the Availability of Materials for the 2015 Annual General Meeting of Shareholders to be Held on February 4, 2015 (the “Annual Meeting”): The proxy statement, our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, our Irish financial statements and the 2014 Letter from Our Chairman & CEO are available free of charge at www.proxyvote.com.

By order of the Board of Directors,

Julie S. Sweet

General Counsel, Secretary & Chief Compliance Officer

December     , 2014

Proxy Statement Summary

This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about December     , 2014. This summary does not contain all of the information you should consider and you should read the entire proxy statement carefully before voting.

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

MATTERS TO BE VOTED UPON

The following table summarizes the proposals to be voted upon at the Annual Meeting and the Board’s voting recommendations with respect to each proposal.

Proposals	Required Approval	Board Recommendation	Page Reference
1. Re-Appointment of Directors	Majority of Votes Cast	FOR each nominee	13

2. Advisory Vote on Executive Compensation	Majority of Votes Cast	FOR	63

3. Appointment and Remuneration of Auditors	Majority of Votes Cast	FOR	66

4. Grant Board Authority to Issue Shares	Majority of Votes Cast	FOR	68

5. Grant Board Authority to Opt-Out of Statutory Pre-emption Rights	75% of Votes Cast	FOR	69

6. Authorization to Hold the 2016 Annual Meeting Outside of Ireland	Majority of Votes Cast	FOR	70

7. Authorization of Accenture to Make Open-Market Repurchases	Majority of Votes Cast	FOR	70

8. Determine Price Range for the Re-Issuance of Treasury Shares	75% of Votes Cast	FOR	71

During the meeting, management will also present, and the auditors will report to shareholders on, Accenture’s Irish financial statements for the fiscal year ended August 31, 2014.

CORPORATE GOVERNANCE HIGHLIGHTS (page 1)

Accenture has a history of strong corporate governance. The Company believes good governance is critical to achieving long-term shareholder value. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

✓ Annual election of directors	✓ Active shareholder engagement

✓ Majority voting for all directors	✓ Independent directors meet without management present

✓ Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting	✓ Diverse and international Board in terms of gender, ethnicity, experience and skills

✓ 10 of our 11 director nominees are independent	✓ Policy on political contributions and lobbying

✓ Independent lead director	✓ Commitment to sustainability and corporate citizenship

✓ Annual board evaluations and self-assessments	✓ Policies prohibiting hedging and pledging of Company shares

BUSINESS HIGHLIGHTS (page 32)

In fiscal 2014, we continued to implement a strategy focused on industry and technology differentiation, as well as geographic expansion. During the year, we made a number of changes in our operating model and organization structure, including:

¡	We created Accenture Strategy, a unique capability bringing together business strategy and technology strategy at scale.

¡	We launched Accenture Digital by combining our capabilities in Accenture Interactive, Accenture Analytics and Accenture Mobility to create the world’s largest end-to-end digital capability with more than 28,000 professionals.

¡	We formed Accenture Operations, bringing together our business process capabilities with our infrastructure and cloud services to offer our clients an even more compelling value proposition — running key operations “as a service” and at scale.

¡	In Accenture Technology, we further enhanced our Global Delivery Network, recruiting significant talent and investing to build intelligent tools to increase efficiency and productivity. We continue to harness innovation through our Technology Labs, and we continue to play a leading role in the technology ecosystem.

¡	We moved additional professionals with management consulting and technology consulting skills from other parts of the Company into our 5 operating groups, to enhance our capacity to serve clients and to more quickly assemble integrated teams with specialized skills, making us even more relevant to our clients.

¡	We also aligned our organization around 3 geographic regions: North America (the United States and Canada); Europe; and Growth Markets (Asia Pacific, Latin America, Africa, the Middle East, Russia and Turkey).

FINANCIAL HIGHLIGHTS (page 31)

Fiscal 2014 Company Performance

In fiscal 2014, the Company delivered on the initial business outlook provided in our September 26, 2013 earnings announcement.

¡	New bookings of $35.9 billion increased 8% in both local currency and U.S. dollars from fiscal 2013 and exceeded the Company’s initial business outlook of $32 billion to $35 billion.

¡	Net revenues of $30 billion increased 5% in both local currency and U.S. dollars from fiscal 2013 and were at the upper end of the Company’s initial business outlook of an increase of 2% to 6% in local currency.

¡	Operating margin of 14.3% was within the Company’s initial business outlook of 14.3% to 14.5% and represented a 10 basis point expansion from adjusted fiscal 2013 operating margin of 14.2%. Fiscal 2013 reported operating margin was 15.2% and included $274 million in benefits from reductions in reorganization liabilities, which increased our operating margin by 100 basis points.

¡	Earnings per share (EPS) of $4.52 was at the upper end of the Company’s initial business outlook of $4.42 to $4.54 and represented a $0.31, or 7%, increase from adjusted fiscal 2013 EPS of $4.21. Fiscal 2013 reported EPS of $4.93 included a positive impact of $0.72 from reductions in reorganization liabilities and final determinations of prior-year U.S. federal tax liabilities.

¡	Free cash flow of a rounded $3.2 billion (calculated as operating cash flow of $3.5 billion less property and equipment additions of $322 million) was at the low end of the Company’s initial business outlook range of $3.2 billion to $3.5 billion.

Historical Financial Performance

Our historical performance also demonstrates our focus on delivering shareholder value.

2014 CEO TOTAL COMPENSATION MIX (page 39)

The compensation program for named executive officers is designed to reward them for overall contribution to Company performance, including the Company’s execution against its business plan and creation of shareholder value, and to provide executives with an incentive to continue to expand their contributions to Accenture. The following reflects the mix of pay for our chairman and chief executive officer, Pierre Nanterme, for fiscal 2014 performance:

PAY-FOR-PERFORMANCE (page 35)

The Compensation Committee believes that total realizable compensation for the Company’s named executive officers should be closely aligned with the Company’s performance and each individual’s performance. The Company’s performance with respect to total shareholder return over a 3-year period was at the 40th percentile among the companies in our peer group. The realizable total direct compensation for all of our named executive officers for the same 3-year period was in the 27th percentile and the realizable total direct compensation for our chairman and chief executive officer alone was in the 25th percentile. This indicates that pay and performance were aligned over a 3-year period, as in each case, relative company performance ranked higher than relative realizable pay, as compared to our peer group. See the graph below, which demonstrates the alignment of our named executive officers, other than Mr. Nanterme, and of our chairman and chief executive officer’s pay with company performance relative to our peers. See page 35 for a definition of realizable total direct compensation.

COMPENSATION PRACTICES (page 33)

Decisions about executive compensation are made by the Compensation Committee. The Compensation Committee believes that a well-designed, consistently applied compensation program is fundamental to the long-term creation of shareholder value. The following table summarizes some highlights of our compensation practices that drive our named executive officer compensation programs:

What We Do
✓ Align our executive pay with performance	✓ Include a “clawback” policy for our cash and equity incentive awards
✓ Appropriately balance short- and long-term incentives	✓ Prohibit hedging and pledging of company shares
✓ Align executive compensation with shareholder returns through performance-based equity incentive awards	✓ Include non-solicitation and non-competition provisions in award agreements, with a “clawback” of equity under specified circumstances
✓ Use appropriate peer groups when establishing compensation	✓ Mitigate potential dilutive effects of equity awards through share repurchase program
✓ Implement meaningful equity ownership guidelines	✓ Hold an annual “say-on-pay” advisory vote
✓ Include caps on individual payouts in short- and long-term incentive plans	✓ Retain an independent compensation consultant to advise the Compensation Committee

What We Don’t Do
× No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements	× No supplemental executive retirement plan
× No “golden parachutes” or change in control payments	× No excessive perquisites
× No “single trigger” equity acceleration provisions	× No change in control tax gross-ups

SAY-ON-PAY (page 35)

In 2014, shareholders continued to show strong support of our executive compensation programs, with approximately 97% of the votes cast for the approval of the “say-on-pay” proposal at the 2014 annual general meeting of shareholders.

CORPORATE GOVERNANCE	1

CORPORATE GOVERNANCE

Corporate Governance

The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, which, together with our Memorandum and Articles of Association, form the governance framework for the Board and its Committees. The Board regularly reviews its Corporate Governance Guidelines and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to changing regulatory requirements. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of the Board and each of its committees.

Key Corporate Governance Documents

The following materials are accessible through the Investor Relations section of our website at http://investor.accenture.com:

¡ Corporate Governance Guidelines
¡ Code of Business Ethics
¡ Committee Charters
¡ Memorandum and Articles of Association

Printed copies of all of these documents are also available free of charge upon written request to our Investor Relations group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA. Accenture’s Code of Business Ethics is applicable to all of our directors, officers and employees. If the Board grants any waivers from our Code of Business Ethics to any of our directors or executive officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through the Investor Relations section of our website on a timely basis.

CORPORATE GOVERNANCE PRACTICES

Accenture has a history of strong corporate governance. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Over the years, our Board has evolved our practices in the interests of Accenture’s shareholders. Our governance practices and policies include the following:

Annual election of all directors	¡	All of our directors are elected annually.
Authority to call special meetings	¡	Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting.
Majority vote standard for directors	¡	All of our directors are required to receive at least a majority of the votes cast to be re-appointed to the Board.
No shareholder rights plan (‘‘poison pill’’)	¡	The Company does not have a poison pill.
Independent Board	¡	Our Board is composed of all independent directors, except our chairman and chief executive officer.
Independent Board committees	¡	Each of our four committees is made up of independent directors. Each standing committee operates under a written charter that has been approved by the Board.

2014 Proxy Statement	Accenture • 1

CORPORATE GOVERNANCE

Independent lead director	¡	We have a lead director of the Board who has comprehensive duties that are set forth in the Company’s Corporate Governance Guidelines.
Annual Board self-assessment process	¡

The Nominating & Governance Committee conducts a confidential survey of the Board and its committees each year. The lead director and chair of the Nominating & Governance Committee also conduct a self-assessment interview with each Board member that is designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

Active shareholder engagement	¡	Accenture regularly engages with its shareholders to better understand their perspectives.
Robust Code of Business Ethics	¡

Our Code of Business Ethics, which applies to all employees as well as all members of the Board, reinforces our core values and helps drive our culture of compliance, ethical conduct and accountability.

Sustainability	¡

Environmentally sustainable growth has become central to all high-performance businesses. At Accenture, we have an unwavering commitment to environmental responsibility and our efforts span our entire operations, from how we run our business to the services we provide our clients to how we engage with our employees and suppliers.

Corporate citizenship report	¡

Transparency and accountability are priorities for Accenture. We publish a Corporate Citizenship Report every two years, with supplemental updates in interim years, to the United Nations Global Compact, which complements our annual reporting to organizations that monitor corporate citizenship activities, including CDP (formerly the “Carbon Disclosure Project”), Dow Jones Sustainability Index and FTSE4Good Index. We use Global Reporting Initiative (GRI) G3 Guidelines as a foundation for our reporting approach.

Clawback policy	¡

We maintain a clawback policy applicable to our chairman and chief executive officer, global management committee members (the Company’s primary management and leadership team, which consists of approximately 20 of our most senior leaders other than our chairman and chief executive officer) and approximately 200 of our most senior leaders, which provides for the recoupment of incentive cash bonus and equity-based compensation in the event of a financial restatement under specified circumstances.

Equity ownership requirements	¡

Each named executive officer is required to hold Accenture equity with a value equal to at least six times his or her base compensation by the fifth anniversary of becoming a named executive officer. Each director is required to hold Accenture equity having a fair market value equal to three times the value of the annual director equity grants within three years of joining the Board.

Prohibition on hedging or pledging of company stock	¡

Our directors and all employees are prohibited from entering into hedging transactions and our directors, our chairman and chief executive officer, members of our global management committee and other key employees are prohibited from entering into pledging transactions.

2014 Proxy Statement	Accenture • 2

CORPORATE GOVERNANCE

LEADERSHIP STRUCTURE

Pierre Nanterme, our chief executive officer, also serves as the chairman of our Board. Our Corporate Governance Guidelines provide that if the same person holds the chief executive officer and chairman roles or if the chairman is not independent, the Board will designate one of the independent directors to serve as the lead director. Our independent directors selected Marjorie Magner to serve as the designated lead director effective January 31, 2014. The Board has determined that the presence of our independent lead director who, as described below, has meaningful oversight responsibilities, together with a strong leader in the combined role of chairman and chief executive officer, serves the best interests of Accenture and its shareholders at this time. The Board believes that in light of Mr. Nanterme’s knowledge of Accenture and our industry, which has been built up over 31 years of experience with the Company, he is well positioned to serve as both chairman and chief executive officer of the Company.

LEAD DIRECTOR; EXECUTIVE SESSIONS

The lead director helps ensure there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. The responsibilities of the lead director, which are described in the Company’s Corporate Governance Guidelines, include, among others:

Board Matter		Responsibility
Agendas	¡	Providing input on issues for Board consideration, helping set the Board agenda and ensuring that adequate information is provided to the Board.
Board meetings	¡	Presiding at all meetings of the Board at which the chairman is not present.
Executive sessions	¡	Authority to call meetings of independent directors and presiding at all executive sessions of the independent directors.
Communicating with directors	¡	Acting as a liaison between the independent directors and the chairman and chief executive officer.
Communicating with shareholders	¡	If requested by major shareholders, being available for consultation and direct communication.

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, our independent directors meet separately in executive session at each regularly scheduled in person Board meeting. These directors held four meetings during fiscal 2014, all of which were led by the lead director.

DIRECTOR INDEPENDENCE

The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”), which are included in our Corporate Governance Guidelines. The Corporate Governance Guidelines and the Independence Standards have been designed to comply with the standards required by the New York Stock Exchange (“NYSE”). Our Corporate Governance Guidelines state that the Board shall perform an annual review of the independence of all directors and nominees and that the Board shall affirmatively determine that, to be considered independent, a director must not have any direct or indirect material relationship with Accenture. In addition, committee members are subject to any additional independence requirements that may be required by applicable law, regulation or NYSE listing standards.

2014 Proxy Statement	Accenture • 3

CORPORATE GOVERNANCE

In making its independence determinations, the Nominating & Governance Committee evaluates the various commercial, charitable and employment transactions and relationships known to the committee that exist between us and our subsidiaries and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated (including those identified through our annual directors’ questionnaires). Furthermore, the Nominating & Governance Committee discusses other relevant facts and circumstances regarding the nature of these transactions and relationships to determine whether other factors, regardless of the Independence Standards, might compromise a director’s independence.

Based on its analysis, the Nominating & Governance Committee has determined that, other than Pierre Nanterme, all of our directors are independent under all applicable standards, including those applicable to committee service. The Board concurred in these independence determinations. In reaching its determinations, the Nominating & Governance Committee and the Board considered the following:

¡	Jaime Ardila, Dina Dublon, Charles H. Giancarlo, Nobuyuki Idei, William L. Kimsey, Marjorie Magner, Sir Mark Moody-Stuart, Gilles C. Pélisson and Wulf von Schimmelmann all served as a director of, and Paula A. Price and Messrs. Ardila, Giancarlo and Idei also were employed by, an organization that does business with Accenture. In no instances did the amount received by Accenture or such company in fiscal 2014 exceed the greater of $1 million or 1% of either Accenture’s or such organization’s consolidated gross revenues.

¡	Ms. Price is employed as a professor at a university, and Blythe J. McGarvie and Messrs. Ardila and Pélisson are directors of one or more non-profit organizations, to which Accenture made charitable contributions of less than $120,000 to such organization during fiscal 2014.

¡	Accenture made a $203,000 charitable contribution in fiscal 2014 to Zamyn at the request of an Accenture Leader in our Accenture Strategy practice who serves on the council of the organization. Zamyn is an independent organization that aims to foster cross-cultural understanding and to inform sustainable economic policies, responsible corporate practice and more representative global governance. The contribution was for sponsorship of a lecture series conducted by Zamyn in connection with opportunities and challenges for multinational corporations in Sub-Saharan Africa. Sir Mark Moody-Stuart is a director of, and his wife sits on the council of, Zamyn and had no involvement in soliciting the contribution.

STRATEGIC OVERSIGHT

The Board is responsible for providing governance and oversight regarding the strategy, operations and management of Accenture. Acting as a full Board and through the Board’s four standing committees, the Board is involved in the Company’s strategic planning process. Each year, typically in the summer, the Board holds a strategy retreat during which members of Accenture Leadership present the Company’s overall corporate strategy and seek input from the Board. At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company.

RISK OVERSIGHT

The Board is responsible for overseeing the Company’s enterprise risk management (“ERM”) program. As described more fully below, the Board fulfills this responsibility both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management.

The Company’s chief operating officer, who is a member of our global management committee and reports to our chief executive officer, coordinates the Company’s ERM program. The responsibility for managing each of the highest-priority risks is assigned to one or more members of our global management committee. The Company’s ERM program is designed to identify, assess and manage the Company’s risk exposures. As part of its ERM program, the Company:

2014 Proxy Statement	Accenture • 4

CORPORATE GOVERNANCE

¡	identifies its material operational, strategic and financial risks;

¡	evaluates the expected impact of each such risk should it occur, the likelihood of its occurrence and the effectiveness of its existing risk mitigation strategy; and

¡	develops plans to monitor, manage and mitigate these risks.

The Board plays a direct role in the Company’s ERM program. In that regard, the Board is briefed annually by the chief operating officer. In addition, the Board receives quarterly reports from the chairs of each of the Board’s committees, which include updates when appropriate, with respect to the risks overseen by the respective committees.

The committees of the Board oversee specific areas of the Company’s risk management, which are described below, and provide updates to the Board as appropriate with respect to the risks overseen by each committee.

¡	Audit Committee: The Audit Committee reviews our guidelines and policies with respect to risk assessment and management and our major financial risk exposures along with the monitoring and control of these exposures. The committee’s review includes, at a minimum, an annual review of our ERM program with the chief operating officer and a quarterly review of the risks believed to be most important. The Audit Committee also discusses with the chairs of the Finance and Compensation Committees the risk assessment process for the risks overseen by those committees on at least an annual basis.

¡	Compensation Committee: The Compensation Committee reviews, and discusses with management, management’s assessment of whether any risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

¡	Finance Committee: The Finance Committee reviews and discusses with management financial-related risks facing the Company, including foreign exchange, counterparty and liquidity-related risks, major acquisitions, and the Company’s insurance and pension exposures.

¡	Nominating & Governance Committee: The Nominating & Governance Committee evaluates the overall effectiveness of the Board, including its focus on the most critical issues and risks.

BOARD MEETINGS

During fiscal 2014, the Board held five meetings, four of which were held in person. The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s organization, management team and operations in connection with discharging their oversight responsibilities. Each of our directors attended (in person or by teleconference) at least 75% of the aggregate of Board meetings and meetings of any Board committee on which he or she served during fiscal 2014 (and, for Ms. Price and Mr. Tang, with respect to the period of time for which they each served as a director in fiscal 2014). All of our Board members who served on the Board at the time of our 2014 annual general meeting of shareholders attended that meeting, other than Robert I. Lipp, who retired effective at the 2014 annual general meeting.

2014 Proxy Statement	Accenture • 5

CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

The Board maintains an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating & Governance Committee. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these four standing committees. Each committee consists entirely of independent, non-employee directors. The charter of each committee provides that non-management directors who are not members of such committee may nonetheless attend the meeting of that committee, but may not vote. Members of each committee, as of December     , 2014, were:

Committees
Board Member	Audit	Compensation	Finance	Nominating & Governance
JAIME ARDILA			M
DINA DUBLON		M	M
CHARLES H. GIANCARLO			C	M
NOBUYUKI IDEI(1)				M
WILLIAM L. KIMSEY(2)	C	M
MARJORIE MAGNER(3)		C
BLYTHE J. MCGARVIE(2)	M			M
SIR MARK MOODY-STUART(1)		M
GILLES C. PÉLISSON			M	C
PAULA A. PRICE(2)	M
WULF VON SCHIMMELMANN				M
FRANK K. TANG			M
NUMBER OF MEETINGS IN FISCAL 2014	9	8	9	5

M: Member C: Chair

(1)	Not subject to re-appointment at the Annual Meeting.

(2)	Audit Committee Financial Expert as defined under SEC rules.

(3)	Lead director of the Board.

AUDIT COMMITTEE

The Audit Committee was established by the

Board for the purpose of, among other things,
overseeing Accenture’s accounting and
financial reporting processes and audits of our
financial statements and internal controls.

MEMBERS (ALL INDEPENDENT): William L. Kimsey (Chair) Blythe J. McGarvie Paula A. Price

The Audit Committee’s primary responsibilities include the oversight of the following:

¡	the quality and integrity of the Company’s accounting and reporting practices and controls, and the financial statements and reports of the Company;

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CORPORATE GOVERNANCE

¡	the Company’s compliance with legal and regulatory requirements;

¡	the independent auditor’s qualifications and independence; and

¡	the performance of the Company’s internal audit function and independent auditors.

The Board has determined that each member of the Audit Committee meets the financial literacy and independence requirements of the Securities & Exchange Commission (the “SEC”) and the NYSE applicable to audit committee members and that each member also qualifies as an “audit committee financial expert” for purposes of SEC rules.

No member of the Audit Committee may serve on the audit committee of more than three public companies, including Accenture, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and discloses such determination in accordance with NYSE requirements. No member of the Audit Committee currently serves on the audit committees of more than three public companies, including Accenture.

FINANCE COMMITTEE

The Finance Committee acts on behalf of the Board with respect to the oversight of, among other things, the Company’s capital and treasury activities.	MEMBERS (ALL INDEPENDENT): Charles H. Giancarlo (Chair) Jaime Ardila Dina Dublon Gilles C. Pélisson Frank K. Tang

The Finance Committee’s primary responsibilities include the oversight of the Company’s:

¡	capital structure and corporate finance strategy and activities;

¡	share redemption and purchase activities;

¡	treasury function, investment management and financial risk management;

¡	defined benefit and contribution plan investment planning;

¡	insurance plans; and

¡	major acquisitions, joint ventures or similar transactions.

NOMINATING & GOVERNANCE COMMITTEE

The Nominating & Governance Committee is responsible for overseeing the Company’s corporate governance practices and processes, among other things.	MEMBERS (ALL INDEPENDENT):
Gilles C. Pélisson (Chair)
Charles H. Giancarlo
Nobuyuki Idei (retiring at the Annual Meeting)
Blythe J. McGarvie Wulf von Schimmelmann

The Nominating & Governance Committee’s primary responsibilities include the oversight of the following:

¡	assessing and selecting/nominating (or recommending to the Board for its selection/nomination) strong and capable candidates to serve on the Board;

2014 Proxy Statement	Accenture • 7

CORPORATE GOVERNANCE

¡	making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;

¡	overseeing the Company’s chief executive officer succession planning process;

¡	conducting an annual review of the Company’s chief executive officer and non-independent chairman;

¡	developing and recommending to the Board a set of corporate governance principles, including independence standards; and

¡	otherwise taking a leadership role in shaping the corporate governance of the Company.

Consistent with its duties and responsibilities, the Nominating & Governance Committee conducts a confidential survey of the Board, which is designed to evaluate the operation and performance of the Board and each of its committees. At least annually, each committee also undertakes an evaluation of its performance and the performance of its members, in accordance with each respective committee charter. The lead director and chair of the Nominating & Governance Committee also conduct a self-assessment interview with each Board member designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

COMPENSATION COMMITTEE

The Compensation Committee acts on behalf
of the Board to set the compensation of our
chairman and chief executive officer and
members of our global management
committee and provides oversight of the
Company’s global compensation philosophy.
The Committee is also responsible for
overseeing the Company’s equity
compensation plans, among other things.	MEMBERS (ALL INDEPENDENT): Marjorie Magner (Chair) Dina Dublon William L. Kimsey Sir Mark Moody-Stuart (retiring at the Annual Meeting)

The Compensation Committee’s primary responsibilities include the oversight of the following:

¡	setting the compensation of our chairman and chief executive officer and members of our global management committee;

¡	overseeing the Company’s equity-based plans; and

¡	reviewing and making recommendations to the full Board regarding Board compensation.

The Board has determined that each member of the Compensation Committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.

OVERSIGHT OF COMPENSATION

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our chairman and chief executive officer, members of our global management committee and directors:

¡

Compensation Committee: Our Compensation Committee makes the final determination regarding the annual compensation of our chairman and chief executive officer and members of our global management committee,

2014 Proxy Statement	Accenture • 8

CORPORATE GOVERNANCE

taking into consideration an evaluation of each individual’s performance, the recommendation of the chairman and chief executive officer regarding the compensation of the members of our global management committee and the advice of the Compensation Committee’s independent compensation consultant as described below. In addition, our Compensation Committee reviews and makes recommendations to the Board with respect to the appropriateness of the compensation paid to our directors, and the full Board then reviews these recommendations and makes a final determination on the compensation of our directors.

¡	Nominating & Governance Committee: Together with the Compensation Committee, which is chaired by the lead director, the Nominating & Governance Committee reviews the performance of, and provides a performance rating for, our chairman and chief executive officer.

¡	Chairman and Chief Executive Officer: The chairman and chief executive officer provides the Compensation Committee with an evaluation of the performance of each member of our global management committee, which includes an assessment of each individual’s performance against his or her annual objectives and a recommendation regarding his or her compensation.

¡	Senior Leadership: Our chief human resources officer solicits input from members of our global management committee and other senior leaders in the Company regarding the performance of our chairman and chief executive officer to aid the Compensation Committee and Nominating & Governance Committee in the review of his performance.

ROLE OF COMPENSATION CONSULTANTS

The Compensation Committee has engaged Pay Governance LLC (“Pay Governance”) to serve as the Compensation Committee’s compensation consultant. Pay Governance and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive compensation. As requested by the Compensation Committee, Pay Governance advises the Compensation Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and otherwise advises the Compensation Committee with regard to the compensation of our chairman and chief executive officer and the members of our global management committee. Pay Governance also provides input for the Compensation Committee to consider regarding the final compensation packages of our chairman and chief executive officer, as discussed under “Executive Compensation — Compensation Discussion and Analysis — Process for Determining Executive Compensation.”

Management separately receives benchmarking information with respect to executive officer compensation from its compensation consultant, Towers Watson Delaware Inc. (“Towers Watson”). This information is based on a benchmarking approach developed by Towers Watson and Pay Governance and is used by the chairman and chief executive officer in making his recommendations to the Compensation Committee with respect to the compensation of the members of our global management committee. While Towers Watson also acts as management’s compensation consultant in various capacities with respect to our global workforce of over 305,000 employees and assists management in formulating its compensation recommendations for our chairman and chief executive officer and the members of our global management committee, the Compensation Committee has separately engaged Pay Governance as its independent compensation consultant to avoid any conflicts of interest.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Board has adopted a written Related Person Transactions Policy to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transactions Policy supplements our other policies that may apply to transactions with related persons, such as the Board’s Corporate Governance Guidelines and our Code of Business Ethics.

2014 Proxy Statement	Accenture • 9

CORPORATE GOVERNANCE

The Related Person Transactions Policy provides that all related person transactions covered by the policy must be reviewed and approved or ratified by the Board or by the Nominating & Governance Committee. Our directors and executive officers are required to provide prompt notice of any plan or proposal to engage in a potential related person transaction to the General Counsel, Secretary & Chief Compliance Officer, who in turn must, after a preliminary review, together, if deemed appropriate, with our outside counsel, present it to the Nominating & Governance Committee, or the Board, as applicable, for its review.

In reviewing related person transactions, the Nominating & Governance Committee or the Board will consider all relevant facts and circumstances, including, among others:

¡	the identity of the related person, the nature of the related person’s interest in the transaction and the material terms of the transaction;

¡	the importance of the transaction both to the Company and to the related person;

¡	whether the transaction would likely impair the judgment of a director or an executive officer to act in the best interest of the Company and, in the case of an outside director, whether it would impair his or her independence; and

¡	whether the value and the terms of the transaction are fair to the Company and on a substantially similar basis as would apply if the transaction did not involve a related person.

The Nominating & Governance Committee will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders and complies with applicable law.

Generally, the Related Person Transactions Policy applies to any transaction that would be required by the SEC to be disclosed in which:

¡	the Company was or is to be a participant;

¡	the amount involved exceeds $120,000; and

¡	any related person (i.e., a director, director nominee, executive officer, greater than 5% beneficial owner and any immediate family member of such person) had or will have a direct or indirect material interest.

Certain Related Person Transactions

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners of 5% or more of our Class A ordinary shares and, as a result, are considered “related persons” under the Related Person Transactions Policy. We may conduct business with these organizations in the ordinary course. During fiscal 2014, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities. Each of the following transactions was entered into on an arm’s length basis in the ordinary course:

¡	We provided consulting and outsourcing services to MFS Investment Management (also known as Massachusetts Financial Services Company), which, together with its affiliates, beneficially owned approximately 8.2% of our outstanding Class A ordinary shares based on information disclosed in a Schedule 13G/A filed with the SEC on February 12, 2014. During fiscal 2014, Accenture recorded revenues of approximately $7.6 million for these services.

¡	We provided consulting and outsourcing services to the Capital Group Companies, Inc. (“Capital”), which, together with its affiliates, beneficially owned approximately 6.0% of our outstanding Class A ordinary shares based on a Notification of Holdings under Irish law provided to Accenture on August 14, 2014. During fiscal 2014, Accenture recorded revenues of approximately $43.7 million for these services. In addition, Capital and its affiliates received investment management fees totaling approximately $1.5 million in fiscal 2014 with respect to mutual funds offered under the Company’s global retirement programs.

2014 Proxy Statement	Accenture • 10

CORPORATE GOVERNANCE

¡	We provided consulting and outsourcing services to BlackRock, Inc. (“BlackRock”), which, together with its affiliates, beneficially owned approximately 5.0% of our outstanding Class A ordinary shares based on information disclosed in a standard Form TR-1 filed with the UK Financial Services Authority and provided to Accenture on November 26, 2014. During fiscal 2014, Accenture recorded revenues of approximately $740,000 for these services.

In addition, we seek to hire the most qualified candidates and consequently do not preclude the employment of family members of current directors and executive officers. Mr. von Schimmelmann’s son, Berthold von Schimmelmann, is a senior manager in our technology business and is based in Australia. He earned approximately $167,861 in base and bonus compensation during fiscal 2014, which was commensurate with his peers’ compensation and established in accordance with the Company’s compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. He did not serve as an executive officer of the Company during this period and did not have a key company-level strategic role within the Company in that he did not drive the strategy or direction of the Company, nor was he personally accountable for the Company’s financial results.

POLITICAL CONTRIBUTIONS AND LOBBYING

Pursuant to the Company’s political contributions and lobbying policy, the Company has a longstanding global policy against making contributions to political parties, political committees or candidates using company resources, even where permitted by law. In the United States, Accenture maintains a political action committee (the “PAC”) that is registered with the Federal Election Commission and makes federal political contributions on a bipartisan basis to political parties, political committees and candidates. The contributions made by the PAC are not funded by corporate funds, and are fully funded by voluntary contributions made by Accenture Leaders in the United States. The Company does not penalize in any way Accenture Leaders who do not contribute to the PAC.

In addition, when we determine it is in the best interest of the Company, we work with governments to provide information and perspective that support our point of view, through our lobbyists and grassroots lobbying communications. We disclose our U.S. federal, state and local lobbying activity and expenditures as required by law. The Audit Committee and senior management have oversight over political, lobbying and other grassroots advocacy activities. The Company’s political contributions and lobbying policy is available through the “Corporate Governance/Code of Business Ethics” section of our website accessible through http://investor.accenture.com.

CORPORATE CITIZENSHIP AND SUSTAINABILITY

At Accenture, being a good corporate citizen means playing a vital role in convening people and organizations to make a measurable difference in the communities in which we live and work. Our people fuel our corporate citizenship and sustainability initiatives by collaborating with our clients, suppliers, strategic partners and one another – ultimately encouraging competitiveness and creating long-term value to help lay the groundwork for shared growth and success.

Key highlights include:

¡	Skills to Succeed: Accenture’s corporate citizenship initiative helps address the need for skills that open doors to employment by drawing on two of our unique capabilities — training talent and convening powerful partnerships. Together with our strategic partners, we have equipped more than half a million people with the skills to get a job or build a business — more than doubling the impact we set out to achieve when we announced our Skills to Succeed goal in 2010. By 2015, we will equip more than 700,000 people with workplace and entrepreneurial skills.

¡	Environment: Our environmental strategy spans our entire operations — from how we run our business to the services we provide our clients to how we engage with our employees and suppliers — and it contributed to a reduction of per employee carbon emissions by more than 36% in fiscal 2013 against our fiscal 2007 baseline. In 2014, Accenture was included on CDP’s Climate Performance Leadership Index, recognizing our actions to mitigate climate change.

2014 Proxy Statement	Accenture • 11

CORPORATE GOVERNANCE

¡	Our People: Accenture people enthusiastically give back to our communities worldwide, and we help maximize their impact by providing channels through which to offer time, services, financial assistance or a combination of these. Over the last 10 years, we have completed more than 640 Accenture Development Partnerships projects making Accenture’s people, core skills and assets accessible to more than 140 international development sector clients.

¡	Supply Chain: Our global supply chain promotes sustainable business practices and helps break down barriers so that small, medium and diverse companies can better participate in the marketplace. In the United States, our total procurement spend with diverse suppliers totaled 27% in fiscal 2013.

Our Corporate Citizenship Report explores our goals, progress and challenges across each of the five pillars of our reporting strategy: Corporate Governance, Skills to Succeed, Environment, Our People and Supply Chain. It is accessible through the Investor Relations page of our website at http://investor.accenture.com.

COMMUNICATING WITH THE BOARD

The Board welcomes questions and comments. Any interested parties, including shareholders, who would like to communicate directly with the Board, our independent directors as a group or our lead director, may submit their communication to our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. Communications and concerns will be forwarded to the Board, our independent directors as a group or our lead director, as determined by our General Counsel, Secretary & Chief Compliance Officer. We also have established mechanisms for receiving, retaining and addressing concerns or complaints. You may report any such concerns at https://businessethicsline.com/accenture or by calling the Accenture Business Ethics Line at +1 312-737-8262. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. Employees may raise concerns in a confidential and/or anonymous manner in accordance with the instructions for the Accenture Business Ethics Line.

2014 Proxy Statement	Accenture • 12

RE-APPOINTMENT OF DIRECTORS

Re-Appointment of Directors

PROPOSAL NO. 1— RE-APPOINTMENT OF DIRECTORS

Shareholders are being asked to vote to re-appoint each of the directors listed below to the Board for a 1-year term. The entire Board will now be elected annually as a result of the completion of the phased-in declassification of the Board that was previously approved by shareholders on February 9, 2012.

All of the director nominees are current Board members. The Nominating & Governance Committee reviewed the performance and qualifications of the directors listed below and recommended to the Board, and the Board approved, that each be recommended to shareholders for re-appointment to serve for an additional 1-year term. Consistent with the Company’s Corporate Governance Guidelines requiring retirement at age 75, Nobuyuki Idei’s term will end at the Annual Meeting and he will not be subject to re-appointment. In addition, Sir Mark Moody-Stuart, 74, will not stand for re-appointment and his term will also end at the Annual Meeting.

All of the nominees have indicated that they will be willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.

As required under Irish law, the resolution in respect of this proposal no. 1 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 1 IS AS FOLLOWS:

“By separate resolutions, to re-appoint the following eleven directors: Jaime Ardila; Dina Dublon; Charles H. Giancarlo; William L. Kimsey; Marjorie Magner; Blythe J. McGarvie; Pierre Nanterme; Gilles C. Pélisson; Paula A. Price; Wulf von Schimmelmann; and Frank K. Tang.”

✓ The Board recommends that you vote “FOR” the re-appointment of each of the Board’s director nominees listed above.

DIRECTOR CHARACTERISTICS

The Nominating & Governance Committee is responsible for identifying individuals who are qualified candidates for Board membership. Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee seeks to ensure that the Board is composed of individuals whose particular backgrounds, skills and expertise, when taken together, will provide the Board with the range of skills and expertise to guide and oversee Accenture’s strategy, operations and management. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

¡	the time, energy and judgment to effectively carry out his or her responsibilities as a member of the Board;

¡	a professional background that would enable the candidate to develop a deep understanding of our business;

¡	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities; and

¡	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.

In addition, the committee assesses the contribution that a particular candidate’s skills and expertise will, in light of the skills and expertise of the incumbent directors, make with respect to guiding and overseeing Accenture’s strategy, operations and management.

2014 Proxy Statement	Accenture • 13

RE-APPOINTMENT OF DIRECTORS

BOARD DIVERSITY

Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee also seeks geographic, age, gender and ethnic diversity among the members of the Board. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating & Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership. Our director nominees reflect those efforts and the importance of diversity to the Board. Of our 11 director nominees:

¡ 4 are women
¡ 3 are from Europe
¡ 1 is from South America
¡ 1 is from Asia
¡ 6 are from the United States
¡ 1 is African-American

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

In considering each director nominee for the Annual Meeting, the Board and the Nominating & Governance Committee evaluated such person’s background, qualifications, attributes and skills to serve as a director. The Board and the Nominating & Governance Committee considered the nomination criteria discussed above, as well as the years of experience many directors have had working together on the Board and the deep knowledge of the Company they have developed as a result of such service. The Board and the Nominating & Governance Committee also evaluated each of the director’s contributions to the Board and role in the operation of the Board as a whole.

Each director nominee has served in senior roles with significant responsibility and has gained expertise in areas relevant to the Company and its business. The Nominating & Governance Committee considered both the background and experience of each director nominee as well as the specific experience, qualifications, attributes or skills set forth in the biographies on pages 16 to 21 of this proxy statement.

PROCESS FOR SELECTING NEW DIRECTORS

To identify, recruit and evaluate qualified candidates for the Board, the Board has used the services of professional search firms. In some cases, nominees have been individuals known to Board members or others through business or other relationships. In the case of Paula A. Price, Dina Dublon, one of our independent directors, identified her as a potential director nominee. In the case of Frank K. Tang, our General Counsel, Secretary & Chief Compliance Officer identified him as a potential director nominee. Prior to their nominations, Ms. Price and Mr. Tang each met separately with the chair of the Nominating & Governance Committee, who initially considered their candidacies. In addition, the professional search firm retained by the Nominating & Governance Committee verified information about each prospective candidate and conducted reference checks. A background check was also completed before the final recommendations were made to the Board. Upon the initial recommendation of the Nominating & Governance Committee, Ms. Price and Mr. Tang met separately with each member of the Board. After review and discussion with each of these directors, the Nominating & Governance Committee recommended Ms. Price’s and Mr. Tang’s appointments as directors to the full Board for final consideration and approval.

2014 Proxy Statement	Accenture • 14

RE-APPOINTMENT OF DIRECTORS

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Accenture’s orientation program for new directors includes a discussion of a broad range of topics, including the background of the Company, the Board and its governance model, Accenture’s strategy and business operations, its financial statements and capital structure, the management team, key industry and competitive factors, the legal and ethical responsibilities of the Board and other matters crucial to the ability of a new director to fulfill his or her responsibilities. Our directors are expected to keep current on issues affecting Accenture and its industry and on developments with respect to their general responsibilities as directors. Accenture will either provide or pay for ongoing director education.

PROCESS FOR SHAREHOLDERS TO RECOMMEND DIRECTOR NOMINEES

Our Corporate Governance Guidelines address the processes by which shareholders may recommend director nominees, and the policy of the Nominating & Governance Committee is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation in accordance with our Articles of Association and applicable law, including the name and other pertinent information for the nominee, to: Mr. Gilles C. Pélisson, chair of the Nominating & Governance Committee, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, Attention: General Counsel, Secretary & Chief Compliance Officer. As provided for in our Corporate Governance Guidelines, the Nominating & Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Article 84(a)(ii) of our Articles of Association prescribes certain timing and nomination requirements with respect to any such recommendation.

2014 Proxy Statement	Accenture • 15

RE-APPOINTMENT OF DIRECTORS

DIRECTOR BIOGRAPHIES

Set forth below are the biographies of our director nominees.

Director since 2013 Independent

Jaime Ardila

59 years old

Finance Committee (Member)

Jaime Ardila has been the executive vice president of automobile manufacturer General
Motors Company (“GM”) and president of GM’s South America region since June 2010 and is a member of GM’s executive committee. He previously served as president and managing director of GM’s operations in Brazil, Argentina, Uruguay and Paraguay from November
2007 to June 2010. Prior to serving in that role, he served as vice president and chief financial officer of GM’s Latin America, Africa and Middle East region from March 2003 to
October 2007, as president and managing director of GM Argentina from March 2001 to
February 2003, and as president of GM Colombia from March 1999 to March 2001.
Mr. Ardila joined GM in 1984 and held a variety of financial and senior positions with the company, primarily in Latin America, as well as in Europe and the United States. From 1996 to 1998, Mr. Ardila served as the managing director, Colombian Operations, of N M
Rothschild & Sons Ltd and then rejoined GM in 1998 as president of GM Ecuador.

Specific Expertise: Mr. Ardila brings to the Board significant managerial, operational and global experience as a result of the various senior positions he has held with GM, including as executive vice president of GM and president of GM South America. The Board also benefits from his broad experience in manufacturing and knowledge of the Latin American market.

Director since 2001 Independent

Dina Dublon

61 years old

Compensation Committee (Member)

Finance Committee (Member)

Dina Dublon was a member of the faculty of the Harvard Business School for the
2011/2012 academic year. From December 1998 until September 2004, she was chief financial officer of JPMorgan Chase & Co. and its predecessor companies. She retired from
JPMorgan Chase & Co. in December 2004. Prior to being named chief financial officer, she held numerous positions at JPMorgan Chase & Co. and its predecessor companies, including corporate treasurer, managing director of the Financial Institutions Division and head of asset liability management.

Ms. Dublon is a director of PepsiCo, Inc. and a member of the supervisory board of
Deutsche Bank AG. Ms. Dublon previously served as a director of Microsoft Corporation from 2005 until December 2014.

Specific Expertise: Ms. Dublon brings to the Board significant experience and expertise in financial, strategic and banking activities gained during her tenure at, and as chief financial officer of, JPMorgan Chase & Co. and its predecessor companies. Ms. Dublon also brings an important perspective gained from her service as a director of other public company boards and as a former member of the faculty of the Harvard Business School, as well as from her significant experience while working with non-profit organizations focusing on women’s issues and initiatives.

2014 Proxy Statement	Accenture • 16

RE-APPOINTMENT OF DIRECTORS

Director since 2008 Independent

Charles H. Giancarlo

57 years old

Finance Committee (Chair)

Nominating & Governance Committee (Member)

Charles H. Giancarlo served as a managing director of the private investment firm Silver
Lake from 2007 to 2013 and now serves as a senior advisor to the firm. Previously, Mr.
Giancarlo held a variety of roles at Cisco Systems, Inc. (“Cisco”), where he worked for almost 15 years. His last position at Cisco was as executive vice president and chief development officer, a position he held starting in July 2005. In this position, he was responsible for all Cisco business units and divisions and more than 30,000 employees. Mr.
Giancarlo was also president of Cisco-Linksys, LLC starting in June 2004.

Mr. Giancarlo is chairman of the board of Avaya Inc. and a director of Arista Networks, Inc.,
Imperva, Inc. and ServiceNow, Inc. Mr. Giancarlo previously served as a director of Netflix,
Inc. from 2007 until 2012.

Specific Expertise: Mr. Giancarlo brings to the Board significant managerial, operational and financial experience as a result of the numerous senior positions he has held at multi-
national corporations as well as his service as a director of other public company boards.
Mr. Giancarlo brings to the Board an important perspective on technology, technology-
enabled and related growth industries, as well as acquisitions and the private equity industry.

Director since 2003 Independent

William L. Kimsey

72 years old

Audit Committee (Chair)

Compensation Committee (Member)

William L. Kimsey was global chief executive officer of Ernst & Young Global Limited from
October 1998 until his retirement in September 2002. He previously held various other positions with Ernst & Young during his 32 years with the firm, including deputy chairman and chief operating officer.

Mr. Kimsey is a director of Royal Caribbean Cruises Ltd. He previously served as a director of Western Digital Corporation from 2003 until November 2014.

Specific Expertise: Mr. Kimsey brings to the Board significant knowledge and expertise in finance and accounting matters as a result of his many years of practicing as a certified public accountant and his tenure as global chief executive officer of Ernst & Young Global
Limited. Mr. Kimsey also brings an important perspective from his service as a director of other public company boards.

2014 Proxy Statement	Accenture • 17

RE-APPOINTMENT OF DIRECTORS

Director since 2006 Independent Lead Director

Marjorie Magner

65 years old

Compensation Committee (Chair)

Marjorie Magner has been our lead director since January 2014. Ms. Magner is currently a partner with Brysam Global Partners, LLC, a private equity firm she co-founded in 2007 that invests in financial services. She was the chairman and chief executive officer, Global
Consumer Group, of Citigroup Inc. from 2003 to October 2005. Ms. Magner previously held various other positions within Citigroup Inc., including chief operating officer, Global
Consumer Group, from April 2002 to August 2003, and chief administrative officer and senior executive vice president from January 2000 to April 2002.

Ms. Magner is the nonexecutive chairman of the board of Gannett Co., Inc. and a director of
Ally Financial Inc.

Specific Expertise: Ms. Magner brings to the Board significant business experience and operations expertise gained from the various senior management roles that she has held with Citigroup Inc. and as a partner with a private equity firm that she co-founded as well as through her service as a director of other public company boards. Ms. Magner also has leadership experience and perspective from her work in various philanthropic endeavors as an advocate on issues affecting consumers, women and youth globally.

Director since 2001 Independent

Blythe J. McGarvie

58 years old

Audit Committee (Member)

Nominating & Governance Committee (Member)

Blythe J. McGarvie was a member of the faculty of the Harvard Business School from 2012 to 2014. From January 2003 to July 2012, she served as chief executive officer of
Leadership for International Finance, LLC, a firm that focused on improving clients’
financial positions and providing leadership seminars for corporate and academic groups.
From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group.

Ms. McGarvie is currently a director of Viacom Inc., LKQ Corporation and Sonoco Products
Company and previously served as a director of The Pepsi Bottling Group, Inc., from 2002 to 2010, and The Travelers Companies, Inc., from 2003 to 2011.

Specific Expertise: Ms. McGarvie brings to the Board significant experience and expertise in management, finance and accounting gained from her experience as chief financial officer of BIC Group, her experience in senior financial positions at other major companies, her tenure as chief executive officer of a firm she founded that focused on finance and leadership, her service as a director of other public company boards and her experience as a former member of the faculty of the Harvard Business School. Ms. McGarvie also has significant international experience and is the author of two books on leadership.

2014 Proxy Statement	Accenture • 18

RE-APPOINTMENT OF DIRECTORS

Director since 2010 Chairman & CEO

Pierre Nanterme

55 years old

Pierre Nanterme became chairman of the Board of Directors in February 2013. He has served as our chief executive officer since January 2011 and as a Board member since
October 2010. Mr. Nanterme joined Accenture’s global management committee in 2006, and was group chief executive of our Financial Services operating group from September
2007 to December 2010. Prior to assuming this role, Mr. Nanterme was our chief leadership officer from May 2006 through August 2007, with primary responsibility for
Accenture’s leadership development program as well as our global corporate citizenship initiatives. Earlier in his career with the Company, he held various leadership roles, primarily in Financial Services, and also was our country managing director for France from
November 2005 through August 2007.

Specific Expertise: Mr. Nanterme brings to the Board a deep knowledge of Accenture’s business, growth strategy and human capital strategy—as well as extensive experience serving our clients—from his 31 years with the Company, including his executive roles as chairman, chief executive officer, group chief executive—Financial Services, and chief leadership officer. Given his role representing Accenture at leading external forums such as the B20 Summit and the World Economic Forum, Mr. Nanterme also brings to the Board a broad understanding of the global economy as well as the technology marketplace and competitive landscape.

Director since 2012 Independent

Gilles C. Pélisson

57 years old

Nominating & Governance Committee (Chair)

Finance Committee (Member)

Gilles C. Pélisson served as chief executive officer of global hotel group Accor from 2006 until December 2010 and also as its chairman from 2009 until January 2011. Mr. Pélisson served as chief executive officer of mobile operator Bouygues Telecom from 2001 to 2005 and also as its chairman from 2004 to 2005. From 2000 to 2001, he was with the SUEZ group, and in 2000 he became chairman of Noos, a cable network operator. Mr. Pélisson served as the chief executive officer of Disneyland Paris Resort from 1995 to 2000 and also as its chairman starting in 1997.

Specific Expertise: Mr. Pélisson brings to the Board significant managerial, operational and global experience from his tenure as chairman and chief executive officer of Accor, as chairman and chief executive officer of Bouygues Telecom, as chairman and chief executive officer of Disneyland Paris and from other senior executive positions he has held at several other companies as well as his service as a director of other public company boards. The Board also benefits from his broad experience in the European and Asian markets, as well as his experience in governance.

2014 Proxy Statement	Accenture • 19

RE-APPOINTMENT OF DIRECTORS

Director since 2014 Independent

Paula A. Price

53 years old

Audit Committee (Member)

Paula A. Price joined the faculty of the Harvard Business School in July 2014. Until January
2014, she was executive vice president and chief financial officer of Ahold USA, a U.S.
grocery retailer, which she joined in 2009. Prior to joining Ahold, Ms. Price was senior vice president, controller and chief accounting officer at CVS Caremark, where she worked from
2006 to 2008. From 2002 until 2005, Ms. Price held various positions at JPMorgan Chase &
Co. Earlier in her career, she also held senior management positions at Prudential
Insurance Co. of America, Diageo and Kraft Foods. A certified public accountant, she began her career at Arthur Andersen & Co.

Ms. Price is a director of Dollar General Corporation and Western Digital Corporation. She
previously served as a director of Charming Shoppes, Inc., from 2011 until 2012.

Specific Expertise: Ms. Price brings to the Board broad experience across finance, general management and strategy gained from her service in senior executive and management positions at major corporations across several industries, including, in particular, the retail, financial services and consumer packaged goods industries. She brings to the Board an important perspective as a member of the faculty of the Harvard
Business School and from her service as a director of other public company boards. The
Board also benefits from her extensive background in finance and accounting matters.

Director since 2001 Independent

Wulf von Schimmelmann

67 years old

Nominating & Governance Committee (Member)

Wulf von Schimmelmann was the chief executive officer of Deutsche Postbank AG, then
Germany’s largest independent retail bank, from 1999 until his retirement in June 2007.

Mr. von Schimmelmann is the chairman of the supervisory board of Deutsche Post DHL and a member of the board of directors of Thomson Reuters Corporation. Mr. von
Schimmelmann previously served as a director of the Western Union Company from 2009 until 2014.

Specific Expertise: Mr. von Schimmelmann brings to the Board leadership experience as a result of his position as chief executive officer of Deutsche Postbank AG as well as through his service as a director of other public company boards. The Board also benefits from his expertise in management as well as his experience in the European market and significant experience in international business.

2014 Proxy Statement	Accenture • 20

RE-APPOINTMENT OF DIRECTORS

Director since 2014 Independent

Frank K. Tang

46 years old

Finance Committee (Member)

Frank K. Tang is chief executive officer and managing partner of FountainVest Partners, a leading private equity fund dedicated to investments in China. Before co-founding
FountainVest in 2007, Mr. Tang was senior managing director and head of China investments at Temasek Holdings. Prior to joining Temasek in 2005, Mr. Tang was a managing director at Goldman Sachs, where he worked for nearly 11 years, including as the head of the telecommunications, media and technology investment banking group in
Asia, excluding Japan.

Mr. Tang is also a director of Weibo Corporation.

Specific Expertise: Mr. Tang brings to the Board significant business and leadership experience both in investment banking, from his tenure at Goldman Sachs, and in private equity, as a co-founder of FountainVest Partners and as a senior managing director and head of China Investments at Temasek Holdings. The Board also benefits from his deep knowledge and expertise in the Asian markets, particularly with respect to China.

Consistent with the Company’s Corporate Governance Guidelines requiring retirement at age 75, Nobuyuki Idei’s term will end at the Annual Meeting and he will not be subject to re-appointment. In addition, Sir Mark Moody-Stuart, 74, will not stand for re-appointment and his term will also end at the Annual Meeting.

2014 Proxy Statement	Accenture • 21

DIRECTOR COMPENSATION

Director Compensation

The Compensation Committee reviews and makes recommendations to the full Board with respect to the compensation of our directors at least every two years. The full Board reviews these recommendations and makes a final determination on the compensation of our directors. The Compensation Committee reviewed director compensation most recently in fiscal 2014, when it reviewed the compensation practices of the boards of directors of those peer group companies described under “Executive Compensation — Compensation Discussion and Analysis — Fiscal 2014 Compensation Decisions” and the general market, as well as a study by Pay Governance prepared at the request of the Compensation Committee that provided input regarding the compensation of our directors.

ELEMENTS OF DIRECTOR COMPENSATION

After review of the Compensation Committee’s recommendation, the Board approved the following director compensation for fiscal 2014:

Compensation Element	Director Compensation Program
Annual Retainer(1)	$90,000, except for the lead director
Annual RSU Grant(2)	$185,000 in the form of RSUs (fair market value at time of grant)
Committee Chair Retainer(1)	$25,000 for the Audit Committee $15,000 for the Compensation Committee $15,000 for the Finance Committee $15,000 for the Nominating & Governance Committee
Committee Member Retainer(1)	$7,500 for the Audit Committee $5,000 for the Compensation Committee $5,000 for the Finance Committee $5,000 for the Nominating & Governance Committee
Lead Director Retainer(1)	$132,500
Equity Ownership Guidelines(3)	Directors must maintain ownership of Accenture equity having a fair market value equal to 3 times the value of the annual director equity grants. This requirement must be met by each director within 3 years of joining the Board

(1)	Each of our non-management directors may elect to receive the annual retainer and other compensation entirely in the form of cash, entirely in the form of restricted share units (“RSUs”) or one-half in cash and one-half in RSUs.

(2)	Grants of RSUs to our directors are fully vested on the date of grant, and future delivery of the underlying shares is not dependent on a director’s continued service. Directors are entitled to a proportional number of additional RSUs on outstanding awards if we pay a dividend. The underlying shares for RSU awards granted in fiscal 2014 will be delivered one year after the grant date; directors may not further delay delivery of the shares.

(3)	Each of our non-management directors who had been a director for 3 or more years met this requirement in fiscal 2014.

Other Compensation: Our directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities such as site visits and presentations in which they engage as directors.

2014 Proxy Statement	Accenture • 22

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR FISCAL 2014

As described more fully above, the following table summarizes the annual compensation for our non-management directors during fiscal 2014:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)(3)		All Other Compensation($)(4)	Total($)
JAIME ARDILA	$ 95,000	$369,897	(5)	—	$464,897	(5)
DINA DUBLON	$100,000	$184,952		—	$284,952
CHARLES H. GIANCARLO	$110,000	$184,952		—	$294,952
NOBUYUKI IDEI(6)	$ 95,000	$184,952		—	$279,952
WILLIAM L. KIMSEY	$120,000	$184,952		—	$304,952
ROBERT I. LIPP(7)	—	—		—	—
MARJORIE MAGNER	$147,500	$184,952		—	$332,452
BLYTHE J. MCGARVIE	$102,500	$184,952		—	$287,452
MARK MOODY-STUART(6)	$ 95,000	$184,952		—	$279,952
GILLES C. PÉLISSON	$117,500	$184,965		—	$302,465
PAULA A. PRICE	$ 71,412	$184,973		—	$256,385
WULF VON SCHIMMELMANN	$ 95,000	$184,952		—	$279,952
FRANK K. TANG	$ 69,581	$184,948		—	$254,529

(1)	The annual retainers and additional retainers for Board committee service paid to our non-management directors during fiscal 2014 were as follows:

Name	Annual Retainer($)	Committee Chair Retainer($)	Committee Member Retainer($)	Total($)
Jaime Ardila(a)	$ 90,000	—	$ 5,000	$95,000
Dina Dublon	$ 90,000	—	$10,000	$100,000
Charles H. Giancarlo	$ 90,000	$15,000	$ 5,000	$110,000
Nobuyuki Idei	$ 90,000	—	$ 5,000	$95,000
William L. Kimsey	$ 90,000	$25,000	$ 5,000	$120,000
Robert I. Lipp(b)	—	—	—	—
Marjorie Magner	$132,500	$15,000	—	$147,500
Blythe J. McGarvie	$ 90,000	—	$12,500	$102,500
Mark Moody-Stuart	$ 90,000	—	$ 5,000	$95,000
Gilles C. Pélisson(a)	$ 90,000	$15,000	$12,500	$117,500
Paula A. Price(b)	$ 65,919	—	$ 5,493	$71,412
Wulf von Schimmelmann	$ 90,000	—	$ 5,000	$95,000
Frank K. Tang(a)(b)	$ 65,919	—	$ 3,662	$69,581

2014 Proxy Statement	Accenture • 23

DIRECTOR COMPENSATION

(a)	Messrs. Ardila, Pélisson and Tang elected to receive 100% of their annual retainers and additional retainers for Board committee service in the form of fully vested RSUs, with a grant date fair value equal to the amount reported as paid in cash above.

(b)	Ms. Price and Mr. Tang, who were appointed to the Board on May 9, 2014, received a pro rata portion of the standard annual retainer and additional retainer for Board committee service, based on the number of days remaining in the year after the date of their appointment. Mr. Lipp retired from the Board on January 30, 2014 and did not receive compensation in fiscal 2014.

(2)	Represents aggregate grant date fair value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The assumptions made when calculating the amounts are found in Note 12 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2014. Reflects the grant of a whole number of shares.

(3)	The aggregate number of vested RSU awards outstanding at the end of fiscal 2014 for each of our non-management directors was as follows:

Name	Aggregate Number of Vested RSU Awards Outstanding as of August 31, 2014
Jaime Ardila	6,723
Dina Dublon	2,317
Charles H. Giancarlo	2,317
Nobuyuki Idei	2,317
William L. Kimsey	2,317
Robert I. Lipp	—
Marjorie Magner	8,881
Blythe J. McGarvie	2,317
Mark Moody-Stuart	2,317
Gilles C. Pélisson	3,790
Paula A. Price	2,287
Wulf von Schimmelmann	2,317
Frank K. Tang	3,147

(4)	The aggregate amount of perquisites and other personal benefits received by each of our non-management directors in fiscal 2014 was less than $10,000.

(5)	The amount reported for Mr. Ardila includes an award of RSUs with a grant date fair value equal to $184,965, which he received in connection with his appointment to the Board on August 20, 2013, but which was granted to him during fiscal 2014.

(6)	Director is not subject to re-appointment at the Annual Meeting.

(7)	Mr. Lipp retired from the Board on January 30, 2014 and did not receive any compensation in fiscal 2014.

2014 Proxy Statement	Accenture • 24

BENEFICIAL OWNERSHIP

Beneficial Ownership

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture plc’s Class A ordinary shares or Class X ordinary shares are required within a prescribed period of time to report to the SEC transactions and holdings in Accenture plc Class A ordinary shares and Class X ordinary shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of these forms received by us and on written representations from certain reporting persons that no Form 5 was required to be filed, we believe that during fiscal 2014 all of these filing requirements were satisfied in a timely manner.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

To our knowledge, except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after November 30, 2014. For purposes of computing the percentage of outstanding Accenture plc Class A ordinary shares, Class X ordinary shares and/or Accenture SCA Class I common shares held by each person or group of persons named below, any shares that such person or group of persons has the right to acquire within 60 days after November 30, 2014 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.

2014 Proxy Statement	Accenture • 25

BENEFICIAL OWNERSHIP

The following beneficial ownership table sets forth, as of November 30, 2014, information regarding the beneficial ownership of Accenture plc Class A ordinary shares and Class X ordinary shares and of Accenture SCA Class I common shares held by: (1) each of our directors and named executive officers; and (2) all of our directors and executive officers as a group.

										Percentage of the Total Number of Class A and Class X Ordinary Shares Beneficially Owned
	Accenture plc Class A Ordinary Shares			Accenture SCA Class I Common Shares			Accenture plc Class X Ordinary Shares
Name of Beneficial Owner(1)	Shares Beneficially Owned(#)	% Shares Beneficially Owned		Shares Beneficially Owned(#)	% Shares Beneficially Owned		Shares Beneficially Owned(#)	% Shares Beneficially Owned
PIERRE NANTERME(2)(3)	368,480	*	%	91,597	**	%	91,597	***	%	****	%
JAIME ARDILA	2,299	*			—			—		****
DINA DUBLON	41,310	*			—			—		****
CHARLES H. GIANCARLO	26,731	*			—			—		****
NOBUYUKI IDEI	6,524	*			—			—		****
WILLIAM L. KIMSEY	9,859	*			—			—		****
MARJORIE MAGNER	17,213	*			—			—		****
BLYTHE J. MCGARVIE	15,442	*			—			—		****
MARK MOODY-STUART	78,300	*			—			—		****
GILLES C. PÉLISSON	4,847	*			—			—		****
PAULA A. PRICE	—	*			—			—		****
WULF VON SCHIMMELMANN	20,621	*			—			—		****
FRANK K. TANG	—	*			—			—		****
DAVID P. ROWLAND(4)	31,945	*			—			—		****
STEPHEN J. ROHLEDER	85,765	*			—			—		****
RICHARD LUMB(5)	149,321	*			—			—		****
MARTIN I. COLE	71,585	*			—			—		****
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (25 PERSONS)(2)(6)	1,348,629	*	%	315,497	**	%	214,004	***	%	****	%

*	Less than 1% of Accenture plc’s Class A ordinary shares outstanding.

**	Less than 1% of Accenture SCA’s Class I common shares outstanding.

***	Less than 1% of Accenture plc’s Class X ordinary shares outstanding.

****	Less than 1% of the total number of Accenture plc’s Class A ordinary shares and Class X ordinary shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

(2)	Subject to the provisions of its Articles of Association, Accenture SCA is obligated, at the option of the holder of such shares and at any time, to redeem any outstanding Accenture SCA Class I common shares. The redemption price per share generally is equal to the market price of an Accenture plc Class A ordinary share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares generally on a one-for-one basis as provided for in the Articles of Association of Accenture SCA. Each time an Accenture SCA Class I common share is redeemed, Accenture plc has the option to, and intends to, redeem an Accenture plc Class X ordinary share from that holder for a redemption price equal to the par value of the Accenture plc Class X ordinary share, or $0.0000225.

(3)	Includes 5,010 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from November 30, 2014.

(4)	Includes 3,343 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from November 30, 2014.

(5)	Includes 10,768 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from November 30, 2014.

(6)	Includes 66,950 RSUs that could be delivered as Accenture plc Class A ordinary shares within 60 days from November 30, 2014.

2014 Proxy Statement	Accenture • 26

BENEFICIAL OWNERSHIP

BENEFICIAL OWNERSHIP OF MORE THAN 5%

Based on information available as of November 30, 2014, no person beneficially owned more than 5% of Accenture plc’s Class X ordinary shares, and the only persons known by us to be a beneficial owner of more than 5% of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A Ordinary Shares
Name and Address of Beneficial Owner	Shares Beneficially Owned	% Shares Beneficially Owned
Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199(1)	52,195,547	8.2%
The Capital Group Companies, Inc. 333 South Hope Street Los Angeles, CA 90071-1406(2)	37,976,193	6.0%
BlackRock, Inc. 12 Throgmorton Avenue London, EC2N 2DL(3)	32,907,629	5.0%

(1)	Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 12, 2014 by Massachusetts Financial Services Company (“MFS”) and certain related entities reporting sole power to vote or direct the vote over 44,107,649 Class A ordinary shares and sole power to dispose or direct the disposition of 52,195,547 Class A ordinary shares.

(2)	Based solely on the information reported by Capital in a Notification of Holdings under Irish law provided to Accenture on August 14, 2014 and reporting ownership as of August 14, 2014. On such date, Capital, together with its affiliates, held an interest in 37,976,193 Class A ordinary shares.

(3)	Based solely on the information reported by BlackRock on a standard Form TR-1 filed with the UK Financial Services Authority and provided to Accenture on November 26, 2014 and reporting ownership as of November 25, 2014. On such date, BlackRock, together with its affiliates, held indirect voting power over 32,907,629 Class A ordinary shares.

As of November 30, 2014, Accenture beneficially owned an aggregate of 164,086,379 Accenture plc Class A ordinary shares, or 20.7% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

2014 Proxy Statement	Accenture • 27

EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

In this section, we review the objectives and elements of Accenture’s executive compensation program, its alignment with Accenture’s performance and the 2014 compensation decisions regarding our named executive officers.

2014 Proxy Statement	Accenture • 28

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

Overview

We are one of the world’s leading professional services companies, providing management consulting, technology and outsourcing services to clients across a broad range of industries. We employ more than 305,000 people and have offices and operations in more than 200 cities in 56 countries. Our most important asset is our people. One of our key goals is to have the best talent, with highly specialized skills, at the right levels in the right locations, to enhance our differentiation and competitiveness. We seek to reinforce our employees’ commitments to our clients, culture and values through a comprehensive performance management and compensation system and a career philosophy that provides rewards based on individual and Company performance.

Named Executive Officers

The Company’s named executive officers for the fiscal year ended August 31, 2014 are:

Name	Title
Pierre Nanterme	Chairman and Chief Executive Officer
David P. Rowland	Chief Financial Officer
Stephen J. Rohleder	Group Chief Executive — North America
Richard Lumb	Group Chief Executive — Financial Services
Martin I. Cole	Former Group Chief Executive — Technology (retired as of August 31, 2014)

Elements of Compensation

The significant components of our executive compensation programs include the following:

BASE COMPENSATION	Provides a fixed level of compensation to our named executive officers each year and reflects the named executive officer’s leadership role.

GLOBAL ANNUAL BONUS

Designed to tie pay to both individual and Company performance. Funds are accrued during the fiscal year based on Company financial performance, compared to the earnings and profitability targets for the year.

LONG-TERM EQUITY COMPENSATION

Key Executive Performance Share Program:

Primary program used to grant equity to our named executive officers and intended to be the most significant element of compensation. Rewards participants for driving the Company’s business to meet performance objectives related to operating income results and total shareholder return, in each case, over a 3-year period.

Accenture Leadership Performance Equity Award Program:

Rewards high performers based on their individual performance and the Company’s performance, in each case, with respect to performance in the prior fiscal year.

Voluntary Equity Investment Program:

Opportunity to designate up to 30% of cash compensation to make monthly purchases of Accenture plc Class A ordinary shares with a 50% matching RSU grant following the end of the program year that generally vests two years later.

OTHER COMPENSATION	Limited personal benefits to our named executive officers.

2014 Proxy Statement	Accenture • 29

EXECUTIVE COMPENSATION

Fiscal 2014 Executive Compensation Highlights

Our compensation decisions for fiscal 2014, including with respect to the named executive officers, were tied to Company and individual performance.

Pay-for-Performance

¡	For a 3-year period (fiscal 2012 through fiscal 2014), the Company’s annualized total shareholder return was 17%, which was at the 40th percentile among the companies in our peer group, while the realizable total direct compensation of our named executive officers, including our chairman and chief executive officer, was at the 27th percentile, indicating that pay and performance were aligned.

CEO Compensation Mix

¡	For fiscal 2014, the mix of compensation for our chairman and chief executive officer was 8% base salary, 18% annual cash bonus and 74% long-term equity incentives, demonstrating our emphasis on incentive compensation and long-term equity compensation that varies based on individual and company performance, which reflects an alignment between our compensation programs and the creation of shareholder value.

Annual Cash Incentive – Fiscal 2014 Performance

¡	Base compensation for the compensation year beginning on December 1, 2014 for our named executive officers is generally consistent with base compensation for the 2014 compensation year.

¡	Based on an assessment of both corporate and individual performance, our chairman and chief executive officer’s fiscal 2014 annual bonus decreased 5% in local currency compared to fiscal 2013 and our other named executive officers’ fiscal 2014 annual bonuses, taken as a whole, decreased an average of 3% in local currency compared to fiscal 2013 (excluding the cash awards made to Mr. Cole in lieu of equity awards).

Long-Term Equity Incentive Awards – Future Performance

¡	Performance-vesting awards under our Key Executive Performance Share Program, to be awarded in January 2015, will constitute 92% of the total long-term equity granted to our chairman and chief executive officer and 79% of the total long-term equity granted to our other named executive officers.

Say-on-Pay

¡	In 2014, shareholders continued to show strong support of our executive compensation programs, with approximately 97% of the votes cast for the approval of the “say-on-pay” proposal at our 2014 annual general meeting of shareholders.

2014 Proxy Statement	Accenture • 30

EXECUTIVE COMPENSATION

COMPANY HIGHLIGHTS

Fiscal 2014 Company Performance

The compensation of the Company’s named executive officers is tied to both Company and individual performance. In fiscal 2014, the Company delivered on the initial business outlook provided in our September 26, 2013 earnings announcement.

¡	New bookings of $35.9 billion increased 8% in both local currency and U.S. dollars from fiscal 2013 and exceeded the Company’s initial business outlook of $32 billion to $35 billion.

¡	Net revenues of $30 billion increased 5% in both local currency and U.S. dollars from fiscal 2013 and were at the upper end of the Company’s initial business outlook of an increase of 2% to 6% in local currency.

¡	Operating margin of 14.3% was within the Company’s initial business outlook of 14.3% to 14.5% and represented a 10 basis point expansion from adjusted fiscal 2013 operating margin of 14.2%. Fiscal 2013 reported operating margin was 15.2% and included $274 million in benefits from reductions in reorganization liabilities, which increased our operating margin by 100 basis points.

¡	Earnings per share (EPS) of $4.52 was at the upper end of the Company’s initial business outlook of $4.42 to $4.54 and represented a $0.31, or 7%, increase from adjusted fiscal 2013 EPS of $4.21. Fiscal 2013 reported EPS of $4.93 included a positive impact of $0.72 from reductions in reorganization liabilities and final determinations of prior-year U.S. federal tax liabilities.

¡	Free cash flow of a rounded $3.2 billion (calculated as operating cash flow of $3.5 billion less property and equipment additions of $322 million) was at the low end of the Company’s initial business outlook range of $3.2 billion to $3.5 billion.

Historical Financial Performance

The most significant element of named executive officer compensation is the Key Executive Performance Share Program, which rewards participants for driving the Company’s business to meet performance objectives over a 3-year period. See below for our historical performance, which demonstrates our focus on delivering shareholder value.

Returning Cash to Shareholders in Fiscal 2014

We continued to return a significant portion of our free cash flow to shareholders. In fiscal 2014, we returned a total of $3.81 billion to shareholders, reflecting $2.56 billion in share repurchases and $1.25 billion in dividend payments made during the fiscal year. Our weighted average diluted shares outstanding decreased by approximately 3% compared to fiscal 2013. In addition, we increased our semi-annual dividend payment to shareholders that was paid in November 2014 to $1.02 per share (a 10% increase from the previous semi-annual dividend payment).

2014 Proxy Statement	Accenture • 31

EXECUTIVE COMPENSATION

Fiscal 2014 Business Highlights

In fiscal 2014, we continued to implement a strategy focused on industry and technology differentiation, as well as geographic expansion. During the year, we made a number of changes in our operating model and organization structure, including:

¡	We created Accenture Strategy, a unique capability bringing together business strategy and technology strategy at scale.

¡	We launched Accenture Digital by combining our capabilities in Accenture Interactive, Accenture Analytics and Accenture Mobility to create the world’s largest end-to-end digital capability with more than 28,000 professionals.

¡	We formed Accenture Operations, bringing together our business process capabilities with our infrastructure and cloud services to offer our clients an even more compelling value proposition — running key operations “as a service” and at scale.

¡	In Accenture Technology, we further enhanced our Global Delivery Network, recruiting significant talent and investing to build intelligent tools to increase efficiency and productivity. We continue to harness innovation through our Technology Labs, and we continue to play a leading role in the technology ecosystem.

¡	We moved additional professionals with management consulting and technology consulting skills from other parts of the Company into our 5 operating groups, to enhance our capacity to serve clients and to more quickly assemble integrated teams with specialized skills, making us even more relevant to our clients.

¡	We also aligned our organization around 3 geographic regions: North America (the United States and Canada); Europe; and Growth Markets (Asia Pacific, Latin America, Africa, the Middle East, Russia and Turkey).

Fiscal 2014 Investments in Training, Acquisitions, and Research and Development

We continued to invest to position our business for growth and to enhance our capabilities, including by investing in the training of our people, acquisitions and research and development. In fiscal 2014, we invested approximately $787 million on training to build the skills of our people and ensure they have the capabilities to continue helping our clients. We also invested approximately $740 million in acquisitions, with a particular focus on Accenture Digital, business process outsourcing and industry-specific solutions, and we expect to continue to use targeted acquisitions to scale more rapidly in key growth areas. We also continued our commitment to developing leading-edge ideas through research and innovation, spending approximately $640 million in fiscal 2014 to help create, commercialize and disseminate innovative business strategies and technology solutions.

COMPENSATION PRACTICES

Decisions about executive compensation are made by the Compensation Committee. The Compensation Committee believes that a well-designed, consistently applied compensation program is fundamental to the creation of shareholder value over the long-term. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and creation of shareholder value. The program is designed to:

¡	attract, retain and motivate the best executives who are responsible for the success of Accenture;

¡	align market relevant rewards with Accenture’s principle of meritocracy by rewarding high performance;

¡	offer a compelling reward structure that provides executives with an incentive to continue to expand their contributions to Accenture;

¡	ensure that rewards are affordable to Accenture by aligning them to Accenture’s annual operating plan; and

¡	prevent the potential dilutive effect of our rewards.

2014 Proxy Statement	Accenture • 32

EXECUTIVE COMPENSATION

The Compensation Committee and management seek to ensure that our individual executive compensation and benefits programs align with our core compensation philosophy. We maintain the following policies and practices that drive our named executive officer compensation programs:

What We Do
✓ Align our executive pay with performance	✓ Include a “clawback” policy for our cash and equity incentive awards
✓ Appropriately balance short- and long-term incentives	✓ Prohibit hedging and pledging of company shares
✓ Align executive compensation with shareholder returns through performance-based equity incentive awards	✓ Include non-solicitation and non-competition provisions in award agreements, with a “clawback” of equity under specified circumstances
✓ Use appropriate peer groups when establishing compensation	✓ Mitigate potential dilutive effects of equity awards through share repurchase program
✓ Implement meaningful equity ownership guidelines	✓ Hold an annual “say-on-pay” advisory vote
✓ Include caps on individual payouts in short- and long-term incentive plans	✓ Retain an independent compensation consultant to advise the Compensation Committee

What We Don’t Do
× No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements	× No supplemental executive retirement plan
× No “golden parachutes” or change in control payments	× No excessive perquisites
× No “single trigger” equity acceleration provisions	× No change in control tax gross-ups

PAY-FOR-PERFORMANCE

Accenture’s compensation practices, including with respect to the named executive officers, are tied to Company and individual performance, which are evaluated based on three broad themes that we use to tie pay to performance for our named executive officers: driving growth by helping Accenture’s clients become high performance businesses — “Value Creator”; educating, energizing and inspiring Accenture’s people — “People Developer”; and running Accenture as a high performance business — “Business Operator.” As discussed more fully below, the Compensation Committee believes that total compensation for the Company’s named executive officers should be closely aligned with the Company’s performance and each individual’s performance (see “— Process for Determining Executive Compensation — Performance Objectives Used in Evaluations” below).

The Compensation Committee established the performance-based compensation for fiscal 2014 and the equity awards to be made in January 2015 based in part on the analysis in a pay-for-performance report prepared for the Compensation Committee by its compensation consultant, Pay Governance. Taking into consideration fiscal 2014 performance and the other factors described above, the Compensation Committee approved a lower overall level of

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funding for the global annual bonus for fiscal 2014 and the same level of funding under our equity awards program intended to reward achievement in fiscal 2014 in the aggregate to our named executive officers when compared to fiscal 2013, as further discussed below.

To tie pay to performance, our named executive officers are eligible for a cash bonus award under our Global Annual Bonus plan that rewards our named executive officers and other eligible employees for a combination of Company and individual performance over the fiscal year. We use two different types of equity compensation programs for our named executive officers: the Key Executive Performance Share Program and the Accenture Leadership Performance Equity Award Program. The Accenture Leadership Performance Equity Award Program is intended to reward executives for performance in the preceding fiscal year while the Key Executive Performance Share Program is intended to reward achievement during a future 3-year performance period. For fiscal 2014, the target grant date fair value of the long-term equity awards made to Mr. Nanterme and our other named executive officers, taken as a whole, constituted approximately 74% and 49%, respectively, of their fiscal 2014 compensation. Our cash and long-term equity compensation programs are described under “— Compensation Programs” below.

In terms of alignment between pay and performance, the Compensation Committee uses a multi-year evaluation of realizable total direct compensation, which was prepared by Pay Governance after the end of fiscal 2014 and which compares the Company’s performance relative to its peer group. The analysis assesses the alignment of the Company’s performance with compensation that is earned over the relevant period. This longer-term outlook is also reflected in the 3-year performance periods used for grants made under the Key Executive Performance Share Program as described below (see “— Compensation Programs — Long-Term Equity Compensation”). The Compensation Committee continues to believe that a multi-year evaluation relative to the Company’s peer group is more appropriate in determining compensation than a single-year benchmark.

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The Company’s performance with respect to total shareholder return over a 3-year period was at the 40th percentile among the companies in our peer group. The realizable total direct compensation for all of our named executive officers for the same 3-year period was in the 27th percentile and the realizable total direct compensation for our chairman and chief executive officer alone was in the 25th percentile. This indicates that pay and performance were aligned over a 3-year period as, in each case, relative company performance ranked higher than relative realizable pay, as compared to our peer group. See the graph below, which demonstrates the alignment of our chairman and chief executive officer’s pay with company performance relative to our peers.

PERCENTILE RANK FOR 3-YEAR REALIZABLE COMPENSATION FOR CHIEF EXECUTIVE

OFFICERS VS. 3-YEAR TOTAL SHAREHOLDER RETURN PERFORMANCE RANK

We define realizable total direct compensation as the sum of:

(1)	All cash compensation earned during the 3-year period;

(2)	The ending value (rather than the grant date fair value) of all time-vested RSUs granted during the 3-year period;

(3)	The ending value of performance-vested equity awards earned in the final year of the 3-year period;

(4)	The estimated value, based on performance to date, of any performance-vested equity awards still outstanding as of the end of the 3-year period (with the value of outstanding awards measured by the closing stock price at fiscal year-end); and

(5)	For those companies in our peer group that issue stock options, the ending value of in-the-money stock options granted during the 3-year period.

For purposes of this calculation, the value of time-vested RSUs and performance-vested equity awards is measured by the closing stock price at fiscal year-end.

SAY-ON-PAY AND SAY-ON-FREQUENCY VOTES

Each year, the Compensation Committee considers the outcome of the shareholder advisory vote on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies. In 2014, shareholders continued to show strong support of our executive compensation programs, with approximately 97% of the votes cast for the approval of the “say-on-pay” proposal at our 2014 annual general meeting of shareholders. Given this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our named executive officers’ compensation with the Company’s performance, the Compensation Committee determined not to implement any significant changes to our compensation programs in fiscal 2014 as a result of the shareholder advisory vote.

As the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that votes on the frequency of shareholder votes on executive compensation be held at least once every six years, we currently expect the next

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EXECUTIVE COMPENSATION

shareholder vote on frequency to occur at the Company’s 2017 annual general meeting. Until that time, we expect to hold an advisory, non-binding say-on-pay vote on an annual basis.

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

The Compensation Committee evaluates overall Company performance for a fiscal year by reviewing the results achieved against the performance objectives for the year in the context of the overall performance of the market (as discussed below under “— Performance Objectives Used in Evaluations”) and then determining whether the Company exceeded, met or partially met the objectives as a whole for the year. Within each of these three categories of achievement (“exceeds,” “meets” and “partially meets”), the Compensation Committee further determines whether the Company’s performance was in the low, medium or high range of performance within that category.

In October 2014, the Compensation Committee, in consultation with Messrs. Nanterme and Rowland, assessed the overall Company performance for fiscal 2014. In assessing overall Company performance, the Compensation Committee focused on those aspects of the Company’s performance reflected in the results discussed above. In making its determination, the Compensation Committee noted that the Company delivered on the initial business outlook provided in our September 26, 2013 earnings announcement and the Company’s net revenues growth and earnings per share were at the high end of the initial guided range and new bookings were at an all-time high. The Compensation Committee determined that the Company’s performance “met” the objectives for the year as a whole and was in the “high” range of the “meets” category (see chart below), highlighting in particular the positive momentum the Company demonstrated in the second half of the year and the successful implementation by the Company of its strategy regarding the changes in its operating model and organization structure.

The Compensation Committee’s determination of the Company’s performance rating is then used as one of the key factors in setting the amounts of compensation that the named executive officers receive for each of the performance elements of compensation described below. In setting compensation, the Compensation Committee took into account as a key factor the individual performance ratings for the chairman and chief executive officer it set together with the Nominating & Governance Committee and the lead director (who is also the chair of the Compensation Committee), as prescribed by the committees’ charters, and the individual performance ratings for the other named executive officers.

Performance Objectives Used in Evaluations

As discussed above, individual performance-based compensation is determined by evaluating performance against annual objectives, with no single objective being material to an individual’s overall performance evaluation. The objectives for fiscal 2014 were reviewed and approved by the Compensation Committee at the beginning of the fiscal year and served as one of the components against which the Nominating & Governance Committee, together with the Compensation Committee, considered Mr. Nanterme’s performance for fiscal 2014. These included financial objectives that were established at the beginning of the year by reference to annual fiscal-year performance targets set for Accenture with respect to revenue growth in local currency, operating income, earnings per share, new bookings and free cash flow, as well as other non-financial objectives, as described below. After these company-wide performance objectives were determined by the Compensation Committee for Mr. Nanterme, relevant portions were then incorporated into the performance objectives of the other named executive officers. Each named executive officer other than Mr. Nanterme may also have additional objectives specific to his role. We believe that encouraging our named executive officers, as well as

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other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value, reduces incentives to take excessive risk with respect to any single objective.

The Nominating & Governance Committee, together with the Compensation Committee, with respect to Mr. Nanterme, and Mr. Nanterme with respect to the other named executive officers, evaluated the annual performance of, and issued an individual performance rating for, each of the named executive officers for fiscal 2014, by assessing whether they exceeded, met or partially met their performance objectives for the year. The individual performance rating and evaluation were used by Mr. Nanterme in connection with setting his recommendations to the Compensation Committee for each of the named executive officers’ fiscal 2014 performance-based compensation, other than for himself. The Company does not apply a formula or use a pre-determined weighting when comparing overall performance against the various objectives, and no single objective is material in determining individual performance.

As in prior years, the Company’s performance objectives for fiscal 2014 centered on three overarching themes:

¡	Driving growth by helping the Company’s clients become high performance businesses — “Value Creator.” The Company’s objectives included improving our market share position across our growth platforms, focusing on the leadership position of our brand in the marketplace, expanding in our growth markets and continuing to invest in our strategic initiatives. These objectives were applicable to each of the named executive officers except the chief financial officer. To help achieve these objectives, the Company continued its focus on industries and market innovation and continued to invest in and enhance its capabilities and offerings. We made a number of changes in our operating model and organization structure to be even more relevant, differentiated and competitive by moving additional professionals from other parts of the Company into our 5 operating groups and aligning our resources around 4 growth platforms: Accenture Strategy, Accenture Digital, Accenture Technology and Accenture Operations.

¡	Educating, energizing and inspiring the Company’s people — “People Developer.” The Company’s objectives included motivating its employees and executing its human capital and diversity strategies. These objectives were applicable to each of the named executive officers. In fiscal 2014, the Company continued to implement its human capital strategy to ensure that it has the best talent, with highly specialized skills, at the right levels in the right locations, to enhance our differentiation and competitiveness. The Company continued to invest in its people, spending $787 million on training during the fiscal year to build their skills and ensure they have the capabilities to continue helping our clients. We provide our people with expert content and opportunities to collaborate in a broad range of physical and virtual learning environments. The Company continued with its programs to identify and develop high-potential future Accenture Leaders in Greater China, India, the ASEAN countries, Mexico and Latin America, among other geographies. The Company also invested in executive leadership development for women, which aims to identify and develop high potential women leaders within Accenture, and its annual program that focuses on building future client account leadership capabilities. The Company was widely recognized externally for its diversity efforts to attract and retain working mothers, ethnic minorities, military veterans, people with disabilities and lesbian, gay, bisexual and transgender (LGBT) employees. Further, in fiscal 2014, the Company demonstrated its ongoing commitment to corporate citizenship and sustainability initiatives by continuing to reduce its carbon footprint and exceeding its Skills to Succeed goal of equipping 500,000 people around the world with the skills to get a job or build a business and increasing this goal to equipping 700,000 people with these skills by 2015.

¡	Running Accenture as a high performance business — “Business Operator.” The Company’s fiscal 2014 business outlook included the new bookings, revenues, operating margin, earnings per share and free cash flow targets outlined under “— Company Highlights — Fiscal 2014 Company Performance” above. For fiscal 2014, the Company delivered on the initial business outlook provided in our September 26, 2013 earnings announcement. Overall, the Company generated positive revenue growth of 5% for the year in both local currency and U.S. dollars, delivered an all-time high in annual new bookings, met its earnings per share and operating margin objectives while continuing to invest in the business, generated strong free cash flow and continued to achieve high levels of internal controls compliance. The new bookings and revenues objectives were applicable to each of the named executive officers, other than the chief financial officer. The operating income, earnings per share and free cash flow objectives were applicable to each of the named executive officers.

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Determination of Total Compensation Opportunity

As discussed above, our compensation programs are designed to provide each of the named executive officers a total compensation opportunity and structure that should result in realizable total direct compensation that aligns with the Company’s and the individual’s performance.

In determining the total compensation opportunity for each named executive officer, in addition to internal comparisons across our global management committee, the Compensation Committee also reviewed, with the assistance of Pay Governance, the total compensation opportunities of the named executive officers of the companies within our peer group, specifically analyzing the reported total compensation opportunity at the 50th and 75th percentiles of the peer group as appropriate frames of reference. The Compensation Committee believes that the Company’s programs are designed so that the named executive officers should only receive a level of compensation in the upper quartile of our peer group if both their individual performance and the Company’s performance are in the “exceeds” category, as discussed under “— Company Highlights —  Fiscal 2014 Company Performance” above and “— Performance Objectives Used in Evaluations” above.

Comparison of Realizable Total Direct Compensation to Company Performance

Because the future performance of neither the Company nor the companies in our peer group are known at the time that the compensation opportunities under the Company’s programs are established, Pay Governance also performs for the Compensation Committee an annual review of the most recent historical alignment of pay and performance relative to the Company’s peers. This review is intended to help the Compensation Committee ensure that the Company aligns pay and performance relative to its peers and that our compensation programs are working as intended. The results of the review with respect to all of our named executive officers are summarized in “— Pay-for-Performance” above.

FISCAL 2014 COMPENSATION DECISIONS

Summaries of the processes undertaken and the compensation decisions made by the Compensation Committee in October 2014 for our chairman and chief executive officer and the other named executive officers of the Company are set out below.

Chairman and Chief Executive Officer

At a meeting in October 2014, the Nominating & Governance Committee, together with the Compensation Committee, set Mr. Nanterme’s individual performance rating for fiscal 2014 at the same level as the overall Company performance rating, which was in the “high” range of the “meets” category. In making this determination, the committees took into account the Company’s overall fiscal 2014 performance, the results of Mr. Nanterme’s leadership (including feedback solicited by our chief human resources officer from members of our global management committee and other senior leaders) and the impact that he had on the Company’s performance, as well as his performance against a set of approximately 20 performance “objectives,” some of which were Company-based performance objectives. As described above, these financial, operational and qualitative objectives fell under three themes: “Value Creator”; “People Developer”; and “Business Operator.” In evaluating performance against the objectives, no formula or pre-determined weighting was used, and no one objective was individually material. Mr. Nanterme was not present during the committees’ review of his performance.

At a subsequent meeting, the Compensation Committee reviewed with its compensation consultant, Pay Governance, the results of Pay Governance’s market trends report, chief executive officer pay benchmarking report and the pay-for-performance report discussed below under “— Role of Benchmarking.” As part of this review, Pay Governance provided input to the Compensation Committee regarding the final 2014 compensation for Mr. Nanterme. This input reflected the Company’s performance results for fiscal 2014; sustained historical performance results achieved over multiple years; external market references (including absolute and relative performance against peers); internal compensation

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references; and the leadership role of Mr. Nanterme. Mr. Nanterme was not involved in setting his compensation and was not present during the Compensation Committee’s review of his compensation.

As a result of its fiscal 2014 assessments and data provided by its compensation consultant, the Compensation Committee approved the following compensation elements for Mr. Nanterme set out below:

Compensation Element	Fiscal 2014 Chairman and Chief Executive Officer Compensation Determinations
Base Compensation	Base compensation of €865,476, to be paid in Euros for the compensation year beginning on December 1, 2014, consistent with his base compensation for the 2014 compensation year.
Global Annual Bonus	Fiscal 2014 cash bonus of €2,200,000, to be paid in Euros, a decrease of 5% compared with fiscal 2013.
Long-Term Equity Compensation

Equity awards with a target grant date fair value of approximately $11,033,333 to be made in January 2015. These equity awards represent a slight increase of 0.3% compared with the target grant date fair value of the equity awards made to Mr. Nanterme in January 2014.

The Key Executive Performance Share Program, which has a target grant date fair value of $10,200,000, represents 92% of the equity to be granted to Mr. Nanterme and will vest, if at all, following the completion of fiscal 2017 based on future Company performance over a 3-year period. The remaining $833,333, representing 8% of the equity to be granted to Mr. Nanterme, will vest on a time-based schedule under the Accenture Leadership Performance Equity Award Program.

Named Executive Officers Other than the Chairman and Chief Executive Officer

In determining the fiscal 2014 compensation of the named executive officers, other than the chairman and chief executive officer, Mr. Nanterme submitted a recommendation to the Compensation Committee for the overall compensation of each of these officers for the committee’s review, discussion and approval. In making these recommendations, Mr. Nanterme considered the following four factors: (1) Company performance, including objective and subjective measures; (2) each officer’s individual contribution and demonstrated leadership; (3) internal comparisons across our global management committee; and (4) external market references. Individual contribution and

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leadership of each named executive officer were measured against the relevant portions of the performance “objectives” as described above in “— Process for Determining Executive Compensation — Performance Objectives Used in Evaluations.” Management and the Compensation Committee believe that this approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives. In evaluating performance against the objectives, no formula or pre-determined weighting was used, and no one objective was individually material.

Mr. Nanterme discussed with the Compensation Committee the leadership role and performance of each of the named executive officers, other than himself. For the other named executive officers, to the extent applicable, Mr. Nanterme also discussed with the Compensation Committee the financial results of the businesses for which they were responsible. In developing his recommendations to the Compensation Committee for the compensation of such named executive officers, Mr. Nanterme used a report prepared by Towers Watson for management. The Towers Watson report included information on market-comparable compensation based on a benchmarking approach developed by Towers Watson and Pay Governance. Mr. Nanterme’s recommendations for equity awards to Mr. Rowland also took into consideration the Compensation Committee’s measured and phased approach to bring Mr. Rowland’s compensation more in line with market relevant pay in connection with his appointment to the role of chief financial officer in fiscal 2013. Before making the final compensation decisions for the year, the Compensation Committee shared and reviewed with Pay Governance both the recommendations of Mr. Nanterme and the Towers Watson report prepared for management.

Based upon Mr. Nanterme’s recommendations, the Compensation Committee’s assessment of each of the other named executive officers’ fiscal 2014 performance and their upcoming responsibilities, and the other considerations described in this Compensation Discussion and Analysis, the Compensation Committee approved the following compensation elements for the named executive officers other than the chairman and chief executive officer:

Compensation Element	Fiscal 2014 Other Named Executive Officer Compensation Determinations
Base Compensation	Base compensation for the compensation year beginning on December 1, 2014, generally consistent with their respective base compensation for the 2014 compensation year.
Global Annual Bonus	Fiscal 2014 cash bonus, taken as a whole, decreased an average of 3% in local currency compared to the total cash bonus for fiscal 2013 (excluding the cash awards made to Mr. Cole in lieu of equity awards as discussed below).
Long-Term Equity Compensation

Equity awards to be made in January 2015, including awards based on their individual performance in fiscal 2014, with a total target grant date fair value, taken as a whole, that decreased 8% compared to the total target grant date fair value, taken as a whole, made to them in fiscal 2014 (excluding awards to (1) Mr. Cole who will not receive equity awards in fiscal 2015 but who will receive a cash payment in lieu of equity awards that would otherwise have been granted to him but for his retirement on August 31, 2014 in respect of his fiscal 2014 performance and (2) Mr. Rowland, which are described below). The total target grant date fair value of the equity awards to be made in January 2015 to Mr. Rowland will increase 40% compared with the awards made to him a year earlier as part of a measured and phased approach adopted by the Compensation Committee to bring his compensation in line with market relevant pay in connection with his appointment to the role of chief financial officer in fiscal 2013.

The Key Executive Performance Share Program, which has a target grant date fair value, taken as a whole, of $4,925,000, represents 79% of the equity to be granted to the named executive officers other than Mr. Nanterme and will vest, if at all, following the completion of fiscal 2017 based on 3-year Company performance. 21% of the equity granted to the named executive officers other than Mr. Nanterme will vest on a time-based schedule under the Accenture Leadership Performance Equity Award Program.

In connection with the previously announced retirement of Martin Cole, the Company’s former group chief executive — Technology, the Compensation Committee determined that in lieu of the time-vesting awards of RSUs that would have been granted to Mr. Cole for his performance in fiscal 2014, Mr. Cole will instead receive an equivalent amount of cash

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in the amount of $780,000. This has the effect of changing equity compensation that would have been reportable for Mr. Cole in fiscal 2015 had he been a named executive officer for that fiscal year to bonus compensation for fiscal 2014, as reflected in the “Summary Compensation Table” below.

Role of Benchmarking

To support the Compensation Committee, Pay Governance performs extensive analyses focusing on executive compensation trends, compensation opportunity, total realizable pay, the difficulty of achieving incentive plan goals and pay-for-performance alignment.

Fiscal 2014 Peer Group

Each year the Compensation Committee also reviews and approves a peer group for use in conducting competitive market analyses of compensation for the named executive officers. We do not believe many companies compete directly with us in all lines of our business. However, with the assistance of Pay Governance, the Compensation Committee identifies a peer group of relevant public companies for which data are available that are comparable to the Company in at least some areas of our business. Our peer group includes companies that have one or more of the following attributes, which were considered in the screening process to identify appropriate peers:

¡	publicly traded securities listed on a U.S. stock exchange that are subject to reporting obligations that are similar to Accenture;

¡	revenues within a range similar to Accenture’s revenues;

¡	similar business or services operations in the industries and markets in which Accenture competes; and

¡	being a direct line of business competitor.

During fiscal 2014, the Compensation Committee, in consultation with Pay Governance, removed SAIC, Inc. as one of the peer group companies as a result of its corporate reorganization and added Cognizant Technology Solutions Corporation as a substitute comparable company. Except for this change, the peer group companies for fiscal 2014 has been unchanged since fiscal 2010. The Compensation Committee believes this grouping provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business. This group of companies is different from the peer group companies used for measuring total shareholder return for the Key Executive Performance Share Program (see also “— Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table — Key Executive Performance Share Program” below).

The following are the peer group companies used in assessing compensation for fiscal 2014:

Peer Group For Assessing Fiscal 2014 Compensation
Automatic Data Processing, Inc.	International Business Machines Corporation
Cisco Systems, Inc.	Lockheed Martin Corporation
Cognizant Technology Solutions Corporation	Marsh & McLennan Companies, Inc.
Computer Sciences Corporation	Microsoft Corporation
EMC Corporation	Oracle Corporation
Hewlett-Packard Company	Xerox Corporation

The Compensation Committee and Pay Governance also reviewed, for reference, a report prepared by Towers Watson for management based on (1) the most recent available published survey data and (2) data from the peer companies’ most recent proxy filings on compensation levels of the highest-paid executives at comparably large companies. The Compensation Committee uses this information to understand the current compensation practices in the broader marketplace. While providing valuable background information, this information did not materially affect the determination of the compensation of any named executive officer for fiscal 2014.

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COMPENSATION PROGRAMS

This section describes the elements of our named executive officers’ compensation, which consist of the following:

Cash Compensation	Long-Term Equity Compensation
Base Compensation	Key Executive Performance Share Program
Global Annual Bonus	Accenture Leadership Performance Equity Program
Voluntary Equity Investment Program

Cash Compensation

Cash compensation for Accenture’s named executive officers consists of two components: base compensation and the global annual bonus, each of which are described below.

Base Compensation

Base compensation provides a fixed level of compensation to a named executive officer each year and reflects the named executive officer’s leadership role, as opposed to individual performance. Base compensation may vary for named executive officers based on relative market compensation. Increases to base compensation, if any, generally take effect at the beginning of the compensation year, which begins on December 1 of each year.

Global Annual Bonus

The global annual bonus is designed to tie pay to both individual and Company performance. Funds are accrued during the fiscal year based on Company financial performance, compared to the earnings and profitability targets for the year. Final overall funding decisions are made at the end of the fiscal year based primarily upon the Company’s performance against these targets and are subject to approval by the Compensation Committee. Once the program’s Company-wide funding for the year is finalized, individual payout is determined based on each eligible employee’s career level within the Company and individual performance rating. Payments under this program are made in December. The program is designed to give higher bonuses to top performers and to provide higher incentives as employees advance through our career levels. All members of Accenture Leadership (approximately 5,500 employees), in addition to our named executive officers, are generally eligible for the global annual bonus.

Each of the named executive officers was assigned an annual target opportunity range that is a percentage of his base compensation. For Mr. Nanterme, this percentage ranged from zero to 350% (consistent with last year’s range), and for the other named executive officers, this percentage ranged from zero to 145% (which was also consistent with last year’s range). A named executive officer may earn more or less than his target award based upon the Company’s overall funding of the bonus pool under the plan and his individual annual performance rating, subject to a cap on the maximum payout. The Compensation Committee took the Company’s overall performance results into consideration in approving an overall funding percentage for the global annual bonus that was below the overall target level. This funding percentage applied to all eligible Accenture employees, including the named executive officers, based on their individual performance and career level.

Long-Term Equity Compensation

Our long-term equity compensation aligns the interests of our named executive officers with those of our shareholders. The Company intends for long-term equity compensation to constitute a significant component of the compensation opportunity for the named executive officers. The Company offers all of its equity grants in the form of RSUs, which are

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subject to performance and/or time vesting requirements. With respect to fiscal 2014, equity compensation awards for our named executive officers were approved under the following two separate programs.

Program	Eligible Employees	Objective
Key Executive Performance Share Program	Named executive officers and members of our global management committee	Reward participants for driving the Company’s business to meet performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year period, encourage retention and align the interests of eligible participants with our shareholders.
Accenture Leadership Performance Equity Award Program	Members of Accenture Leadership	Recognize and reward high performers based on their individual performance and the Company’s performance, in each case, during the prior fiscal year, encourage retention and align the interests of eligible participants with our shareholders.

At its meeting on October 17, 2014, the Compensation Committee determined to simplify our equity programs and to further align pay and Company performance by no longer granting equity under the Senior Officer Performance Equity Award Program. Therefore, equity awards that would have previously been awarded under the Senior Officer Performance Equity Award Program in January 2015 for performance in fiscal 2014 have been reallocated to the Key Executive Performance Share Program and the Accenture Leadership Performance Equity Award Program. Awards under the former Senior Officer Performance Equity Award Program were last made during fiscal 2014 and accordingly are reflected in both “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal 2014” table below. A brief description of the former Senior Officer Performance Equity Award Program is set out below.

Former Program	Eligible Employees	Objective
Senior Officer Performance Equity Award Program	Named executive officers and members of our global management committee	Previously to reward individual performance for the prior fiscal year, encourage retention, align the interests of eligible participants with our shareholders and provide high performers an annual performance award based on individual performance and position relative to market.

The Company also offers all members of Accenture Leadership, including our named executive officers, the opportunity to participate in our Voluntary Equity Investment Program. As described below, this program further encourages share ownership among Accenture Leadership through monthly purchases, with a 50% RSU matching grant opportunity if all of the terms and conditions of this program are satisfied.

Our long-term equity compensation programs are part of a larger framework of compensation for all of our employees. As individuals assume more senior roles at the Company, they become eligible for additional equity compensation programs. As described above, our named executive officers and members of the global management committee are eligible for awards that are intended to reward their individual performance, align their pay with achievement of both annual and long-term performance goals and encourage them to acquire meaningful ownership stakes in Accenture.

Key Executive Performance Share Program

The Key Executive Performance Share Program is the primary program under which the Compensation Committee grants RSUs to the named executive officers and members of our global management committee and is intended to be the most significant single element of our named executive officers’ compensation over time. The program rewards these individuals for driving the Company’s business to meet performance objectives related to two metrics: operating

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income results and relative total shareholder return, in each case, over a 3-year period. For grants made with respect to fiscal 2014, the Company continued its approach of weighting operating income results more heavily than total shareholder return. The compensation opportunity under these grants will be based on performance weighted 75% on cumulative operating income results and 25% on cumulative total shareholder return, in each case over a 3-year period. This approach recognizes that operating income more accurately reflects the Company’s performance against its objectives. Vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over the 3-year period. The Company believes this is important because it aligns a significant portion of the named executive officers’ realizable total direct compensation against performance over an extended period. For example, a period of poor performance against the Company’s operating income or total shareholder return targets could affect the ultimate vesting percentage for several years of RSU grants made to the named executive officers under this program. The Company also believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain.

Based on the Company’s cumulative operating income and total shareholder return for the 3-year period from fiscal 2012 through fiscal 2014, the 2012 Key Executive Performance Share Program awards vested at 86% of the target level (see also “— Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table — Key Executive Performance Share Program” below).

Accenture Leadership Performance Equity Award Program

The Accenture Leadership Performance Equity Award Program, for which all members of Accenture Leadership are eligible, is designed to recognize and reward high-performing members of Accenture Leadership for their performance in the most recently completed fiscal year and is funded based on overall Company performance. High-performing members of Accenture Leadership receive equity grants in the form of time-vesting RSUs based on their annual performance rating, which awards will vest in equal installments over a 3-year period. Each of the named executive officers is eligible for grants under this program based on his annual performance rating for fiscal 2014. The number of RSUs granted to members of Accenture Leadership under this program may also be adjusted based on Company performance. Based on Company performance in fiscal 2014, the overall amount for awards to be made in January 2015 was set at 70% of the maximum value (see also “— Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below).

Voluntary Equity Investment Program

The Voluntary Equity Investment Program is a matching program that further encourages share ownership among all members of Accenture Leadership, who may designate up to 30% of their cash compensation to make monthly purchases of Accenture plc Class A ordinary shares. Total contributions from all participating members of Accenture Leadership under this program are limited to an amount that is not more than 15% of the total amount expended for cash compensation for members of Accenture Leadership. Following the end of the program year, participants who continue to be employed are awarded a 50% matching RSU grant that generally vests two years later, which enables members of Accenture Leadership to receive one RSU for every two shares they purchased during the year, provided they do not sell or transfer the purchased shares prior to the matching grant date (see also “— Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below).

Other Compensation

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. These include the use of an automobile and driver for the chairman and chief executive officer, premiums paid on life insurance policies, tax-return preparation services and, for our retired named executive officers, partially subsidized medical insurance benefits. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2014 is included in the “Summary Compensation Table” below.

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EXECUTIVE COMPENSATION

ADDITIONAL INFORMATION

Equity Ownership Requirements

The Company has an equity ownership requirement policy pursuant to which the Company’s most stringent share ownership requirements apply to the named executive officers. These share ownership requirements are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these requirements, by the fifth anniversary of achieving that status, each of the named executive officers is required to hold Accenture equity with a value equal to at least 6 times his base compensation. Except Mr. Rowland, who has until the fifth anniversary of his appointment to the role of chief financial officer on July 1, 2013 to comply with this requirement, each of the named executive officers maintains ownership of Accenture equity in excess of this requirement. Named executive officers may only satisfy this ownership requirement through the holdings they acquire pursuant to the Company’s share programs, and the Company does not apply holding periods to any specific equity award beyond its vesting date(s).

Derivatives and Hedging

All employees, including our named executive officers, and members of the Board, are subject to a policy that prohibits them (or their designees) from purchasing shares on margin or purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, whether or not such securities were acquired from Accenture’s equity compensation programs.

Pledging Company Securities

Our chairman and chief executive officer and the members of our global management committee, other key employees and members of the Board are prohibited from borrowing against any account in which the Company’s securities are held or pledging the Company’s securities as collateral for a loan.

Employment Agreements

The Company’s named executive officers, other than Mr. Nanterme, have each entered into standardized employment agreements with the Company’s local affiliates in the country in which they are employed that include non-competition and non-solicitation obligations. The Company’s employment agreements do not include negotiated compensatory commitments, guaranteed bonus amounts, “golden parachutes,” multi-year severance packages, significant accelerated vesting of stock awards or other payments triggered by a change of control, U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change of control or other features that have been found in executive employment agreements in the Company’s industry, other than as may be required by local law. The named executive officers receive compensatory rewards that are tied to their own performance and the performance of the Company’s business, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward individual performance and support the achievement of its business objectives.

Post-Termination Compensation

The Company has structured its employment arrangements with the named executive officers such that it only provides limited post-termination compensation. Except as required under French law for Mr. Nanterme as discussed below, the Company’s employment agreements with our named executive officers do not contain multi-year or significant lump-sum compensation payouts to a named executive officer upon termination of employment. Similarly, except for Mr. Rowland, the Company has chosen not to contribute to pension or other retirement plans for any of the current named executive officers and does not offer significant deferred cash compensation or other post-employment benefits. Mr. Rowland became a participant in the Company’s U.S. pension plan prior to assuming a leadership role with the Company. As described under ”Pension Benefits for Fiscal 2014” below, the benefits for Mr. Rowland under this plan

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EXECUTIVE COMPENSATION

were frozen on August 31, 2000. The Company believes that its focus on performance, rather than benefits, is consistent with its “high performance” business culture.

Post-Termination Compensation under Employment Agreements

Mr. Nanterme’s employment agreement is governed by French law and includes the following provisions:

¡	payments for his post-employment non-competition and non-solicitation obligations, equal to 12 months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination), provided, however, that those payments can be reduced or limited to the extent the Company chooses not to enforce the non-competition and non-solicitation obligations;

¡	3 months’ notice (or payment of 3 months’ base and bonus compensation (based on the average amount received over the 12 months preceding termination) in lieu of notice) except in the case of serious or gross misconduct; and

¡	except in the case of voluntary resignation, a severance payment under the collective bargaining agreement that applies under French law to all Accenture employees in France, equal to one-third of a month of base and bonus compensation (based on the average amount received over the 12 months preceding termination) per year of service, up to a maximum of 12 months, in each case, as described under “Potential Payments upon Termination” below.

Mr. Lumb’s employment agreement, which is our standard agreement for members of Accenture Leadership in the United Kingdom and governed by the laws of England and Wales, requires 6 months’ notice for termination (or payment of 6 months’ base compensation in lieu of notice), except in the event of termination for cause.

U.S. Accenture Leader Separation Benefits Plan

Members of Accenture Leadership employed in the United States, including Messrs. Rowland, Rohleder and Cole, are eligible for benefits under our Accenture Leader Separation Benefits Plan. With respect to our most senior leaders, this plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement (which requires, among other things, a complete release of claims and affirmation of existing post-departure obligations, including non-compete and non-solicitation requirements), if the leader’s employment is involuntarily terminated, other than for “cause” (as defined under the plan), the terminated executive is entitled to receive the following:

¡	if the termination is for reasons unrelated to performance: (1) an amount equal to 6 months of base compensation, plus (2) 1 week of base compensation for each completed year of service (up to an additional 2 months of base compensation), plus (3) a $12,000 Consolidated Omnibus Budget Reconciliation Act (“COBRA”) payment (which is related to health and dental benefits); or

¡	if the termination is for reasons related to performance: (1) an amount equal to 4 months of base compensation, plus (2) an $8,000 COBRA payment.

In addition, members of Accenture Leadership who are terminated involuntarily other than for cause, including those terminated for reasons related to performance, are entitled to 12 months of outplacement benefits, which is provided by an outside firm selected by Accenture, at a maximum cost to Accenture of $11,000 per person (see “Potential Payments upon Termination” below).

U.S. Retiree Medical Benefit Program

Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefit Program, which provides partially subsidized medical insurance benefits for them and their dependents (see “Potential Payments upon Termination” below).

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EXECUTIVE COMPENSATION

Global Management Committee Retirement Provisions

On October 22, 2014, the Compensation Committee approved new retirement provisions related to the vesting of outstanding Senior Officer Performance Equity Awards and to cash payments in lieu of receiving RSUs under the Accenture Leadership Performance Equity Award Program that are intended to generally apply to all global management committee members. While the new provisions are intended to replace most individual retirement decisions, the Compensation Committee may, from time to time, approve individual separation arrangements with global management committee members. Pursuant to the amended terms of the Senior Officer Performance Equity Awards, if a global management committee member who is eligible for age-based vesting retires on or after the fiscal year-end (August 31) but before the following January 1, the Company will allow for the vesting of awards that would otherwise have vested on January 1 had such global management committee member not retired before that date (see “Potential Payments upon Termination” below). In addition, the Compensation Committee determined that qualifying members of our global management committee who retire on or after the fiscal year-end but before the following February 1 will receive a cash payment in recognition of their prior fiscal year performance rather than receiving RSUs under the Accenture Leadership Performance Equity Award Program, which they would have received had they not retired before that date.

No Change in Control Arrangements

As described above, the Company’s employment agreements do not contain “golden parachutes,” multi-year severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change of control. Similarly, we do not provide our executives U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change of control.

Clawback Policy

Accenture has adopted a clawback policy that applies to both incentive cash bonus and equity-based incentive compensation awarded to the Company’s chairman and chief executive officer, members of our global management committee and approximately 200 of its most senior leaders. Under the policy, to the extent permitted by applicable law and subject to the approval of the Compensation Committee, the Company may seek to recoup any incentive based compensation awarded to any executive subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the misconduct of an executive subject to the policy contributed to the noncompliance that resulted in the obligation to restate and (3) a lower award would have been made to the covered executive had it been based upon the restated financial results.

Under the terms of Mr. Nanterme’s employment agreement, a violation of his obligations of confidentiality, non-competition and/or non-solicitation would result in a repayment by him of 6 months of base compensation.

In addition, the existing equity grant agreements between Accenture and our named executive officers include recoupment provisions in specific circumstances, even after the awards have vested. For example, in the event a named executive officer leaves the Company and competes against us within a specified time period (for example, by joining a competitor, targeting our clients or recruiting our employees), the award recipient is generally obligated to return to the Company the shares originally delivered to that recipient under our equity programs.

Compensation Risk Assessment and Management

In fiscal year 2014, management performed an annual comprehensive review for the Compensation Committee regarding whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. We believe that the structure of our compensation program does not encourage unnecessary or excessive risk taking. Our policies and practices include some of the following risk-mitigating characteristics:

¡	compensation programs operate within a governance and review structure that serves and supports risk mitigation;

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EXECUTIVE COMPENSATION

¡	the Compensation Committee approves performance awards for our chairman and chief executive officer and members of our global management committee after reviewing corporate and individual performance;

¡	a balance of annual and long-term incentive opportunities and of fixed and variable features;

¡	vesting of performance-based equity awards, the most significant element of our named executive officers compensation opportunity over time, is determined based on achievement of two metrics, measured on a cumulative basis, over a 3-year period (operating income relative to plan and total shareholder return relative to a peer group);

¡	focus on a variety of performance objectives, thereby diversifying the risk associated with any single indicator of performance; and

¡	members of Accenture Leadership who are granted equity are subject to our equity ownership requirements, which require all of those leaders to hold ownership stakes in the Company to further align their interests with the Company’s shareholders (see “Additional Information — Equity Ownership Requirements” above).

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K. This report is provided by the following independent directors, who compose the Compensation Committee:

The Compensation Committee

Marjorie Magner, Chair

Dina Dublon

William L. Kimsey

Sir Mark Moody-Stuart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is composed solely of independent directors. During fiscal 2014, no member of our Compensation Committee was an employee or officer or former officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during fiscal 2014.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended August 31, 2012, 2013 and 2014. Messrs. Rowland, Rohleder and Lumb were not named executive officers in 2012; therefore, in accordance with the SEC’s disclosure rules, information regarding compensation for the year that those individuals were not named executive officers is not included in the table below. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Name & Principal Position	Year	Salary($)		Bonus($)		Stock Awards($)(1)		Option Awards($)	Non-Equity Incentive Plan Compensation($)(2)		Change in Pension Value & Nonqualified Deferred Compensation Earnings($)		All Other Compensation($)(3)		Total($)
PIERRE NANTERME(4) Chairman and Chief Executive Officer	2014 2013 2012	$ $ $	1,179,798 1,126,333 1,142,810	— — —		$ $ $	11,899,930 10,481,421 7,579,949	— — —	$ $ $	2,742,937 3,134,328 3,565,182	— — —		$ $ $	102,798 44,313 2,153	$ $ $	15,925,463 14,786,395 12,290,094
DAVID P. ROWLAND(5) Chief Financial Officer	2014 2013	$ $	1,082,750 1,082,750	— —		$ $	1,729,838 1,190,562	— —	$ $	1,122,140 815,138	$51,986 —	(6)	$ $	5,726 5,176	$ $	3,992,440 3,093,626
STEPHEN J. ROHLEDER Group Chief Executive — North America	2014 2013	$ $	1,136,125 1,136,125	— —		$ $	2,251,357 2,359,666	— —	$ $	1,331,039 1,431,518	— —		$ $	11,781 13,130	$ $	4,730,302 4,940,439
RICHARD LUMB(7) Group Chief Executive — Financial Services	2014 2013	$ $	1,037,977 972,812	— —		$ $	2,573,240 2,502,470	— —	$ $	882,788 1,202,060	— —		$ $	2,146 2,133	$ $	4,496,151 4,679,475
MARTIN I. COLE(8) Former Group Chief Executive —Technology	2014 2013 2012	$ $ $	1,136,125 1,136,125 1,136,125	$780,000 — —	(9)	$ $ $	2,251,357 2,559,692 2,109,948	— — —	$ $ $	1,012,060 1,270,188 1,596,540	— — —		$ $ $	111,246 17,728 6,906	$ $ $	5,290,788 4,983,733 4,849,519

(1)	Represents aggregate grant date fair value of stock awards during each of the years presented, computed in accordance with Topic 718, without taking into account estimated forfeitures. The assumptions made when calculating the amounts are found in Note 12 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2014. Terms of the fiscal 2014 stock awards are summarized under “Compensation Discussion and Analysis — Compensation Programs —Long-Term Equity Compensation” above and in “— Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” below. With respect to amounts included for the Key Executive Performance Share Program awards, the estimate of the grant date fair value determined in accordance with Topic 718, which is based on probable outcome as of the grant date, assumes vesting between target and maximum for both fiscal 2014 and fiscal 2013 awards and vesting at target for fiscal 2012 awards. Assuming the achievement of either the probable outcome as of the grant date or maximum performance, the aggregate grant date fair value of the Key Executive Performance Share Program awards for each fiscal year included in this column would be as follows:

		Key Executive Performance Share Program
	Year	Grant Date Fair Value Based on Probable Outcome	Grant Date Fair Value Based on Maximum Achievement
Mr. Nanterme	2014	$10,899,978	$14,999,936
	2013	$ 9,731,348	$13,499,965
	2012	$ 6,829,953	$10,244,971
Mr. Rowland	2014	$ 1,089,980	$ 1,499,969
	2013	$ 540,625	$ 749,983
Mr. Rohleder	2014	$ 1,471,494	$ 2,024,987
	2013	$ 1,459,712	$ 2,024,995
Mr. Lumb	2014	$ 1,471,494	$ 2,024,987
	2013	$ 1,351,591	$ 1,874,959
Mr. Cole	2014	$ 1,471,494	$ 2,024,987
	2013	$ 1,459,712	$ 2,024,995
	2012	$ 1,249,989	$ 1,874,990

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(2)	For fiscal 2014 and 2013, amounts reflect payments that were or will be made in December 2014 and December 2013 under the global annual bonus program with respect to the 2014 and 2013 fiscal years, respectively. The terms of the global annual bonus are summarized under “Compensation Discussion and Analysis — Compensation Programs — Cash Compensation — Global Annual Bonus” above. For fiscal 2012, amounts reflect payments made following the fiscal year end under the former annual bonus and individual performance bonus programs.

(3)	In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to the named executive officers are not included for fiscal 2014 for Messrs. Rowland, Rohleder, Lumb and Cole because the aggregate incremental value of these items was less than $10,000 for each of these named executive officers. The incremental costs of perquisites and other personal benefits provided to Mr. Nanterme for fiscal 2014 were $61,820 for a car and driver and $6,960 for tax preparation fees. The incremental cost of Mr. Nanterme’s car and driver was computed based on the actual fees paid to a service provider. In addition, on one occasion during fiscal 2014, Mr. Nanterme had a guest accompany him during business travel on a Company-chartered aircraft. There was no incremental cost to the Company associated with this travel, as the Company leased the entire aircraft at a flat rate and was not charged based on the number of passengers or the amount of fuel used.

Included for fiscal 2014 are life insurance premium payments of $11,806 for Mr. Nanterme, $4,002 for Mr. Rowland, $7,482 for Mr. Rohleder, $2,146 for Mr. Lumb and $7,170 for Mr. Cole, and payments of $1,724 for Mr. Rowland, $4,299 for Mr. Rohleder and $10,128 for Mr. Cole, paid as reimbursement for excess taxes paid by them in jurisdictions in which those executives provided services to the Company outside of their respective home jurisdictions. These services resulted in taxes due in excess of the rate applicable to their respective home jurisdictions, which excesses were reimbursed by the Company. The amounts also include $93,948 for Mr. Cole for the accrued vacation payment he received in connection with his retirement at the end of fiscal 2014 and $22,212 for Mr. Nanterme for local bonus and profit sharing mandated by French law.

Also, in accordance with applicable SEC rules, the value of dividend equivalents credited or otherwise allocated to RSUs in the form of additional RSUs with the same vesting terms as the original awards is not included in the “All Other Compensation” column because their value is factored into the grant date fair value of RSU awards. Additional RSUs awarded in connection with dividend adjustments are subject to vesting and delivery conditions as part of the underlying awards.

(4)	Mr. Nanterme is based in Europe and is compensated in Euros. We converted his fiscal 2014 cash compensation and the incremental cost of his car and driver to U.S. dollars at an exchange rate of $0.73358, which was the average monthly translation rate for fiscal 2014, except with respect to the mandatory local bonus and the Non-Equity Incentive Plan Compensation amount, which were converted to U.S. dollars at an exchange rate of $0.73366 and $0.80206, respectively, which are the monthly translation rates for the months in which the applicable payments were or will be made.

(5)	Mr. Rowland served as our senior vice president — Finance until July 1, 2013, when he became our chief financial officer.

(6)	Mr. Rowland is our only named executive officer who has benefits under a pension plan or other retirement plan to which the Company contributes. He became a participant in the pension plan prior to assuming a leadership role at the Company, and his benefits under the plan were frozen on August 31, 2000, so there were no additional accruals in fiscal 2014. The actuarial present value of his accumulated pension benefit increased by $51,986 during fiscal 2014 due solely to the passage of time and a change in the applicable discount and mortality rates. The terms of his pension arrangements are summarized under “Pension Benefits for Fiscal 2014” below.

(7)	Mr. Lumb is based in the United Kingdom and is compensated in Pounds Sterling. We converted his fiscal 2014 cash compensation to U.S. dollars at an exchange rate of $0.60721, which was the average monthly translation rate for fiscal 2014, except with respect to the Non-Equity Incentive Plan Compensation amount, which was converted to U.S. dollars at an exchange rate of $0.63599, which is the monthly translation rate for the month in which the applicable payment will be made.

(8)	Mr. Cole retired from Accenture, effective August 31, 2014.

(9)	As described in “Compensation Discussion and Analysis — Fiscal 2014 Compensation Decisions — Named Executive Officers Other than the Chairman and Chief Executive Officer” above, the amount reflects an equivalent cash payment to be made in February 2015 to reward Mr. Cole’s performance in fiscal 2014 in lieu of an RSU award that would have been granted to Mr. Cole for his performance in fiscal 2014. This cash payment had the effect of changing equity compensation that would have been reportable in fiscal 2015 had Mr. Cole been a named executive officer for that fiscal year to bonus compensation reportable for fiscal 2014.

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GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2014

The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2014 under any incentive plan.

Name	Grant	Date of Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or		Grant Date Fair Value of Stock and Option
	Date	Approval	Threshold($)	Target($)		Maximum($)		Threshold(#)		Target(#)		Maximum(#)		Units(#)		Awards($)(2)
PIERRE NANTERME	1/1/2014 1/1/2014 10/24/2013	10/24/2013 10/24/2013 10/24/2013	— — —	$	— — 2,158,133	$	— — 3,776,732	— 60,991 —	(4)	— 122,001 —	(4)	— 182,993 —	(4)	12,199 — —	(3)	$ $	999,952 10,899,978 —
DAVID P. ROWLAND	1/1/2014 1/1/2014 1/1/2014 10/24/2013	10/24/2013 10/24/2013 10/24/2013 10/24/2013	— — — —	$	— — — 1,088,164	$	— — — 1,569,988	— 6,099 — —	(4)	— 12,199 — —	(4)	— 18,299 — —	(4)	6,099 — 1,707 —	(3) (5)	$ $ $	499,935 1,089,980 139,923 —
STEPHEN J. ROHLEDER	1/1/2014 1/1/2014 1/1/2014 10/24/2013	10/24/2013 10/24/2013 10/24/2013 10/24/2013	— — — —	$	— — — 1,141,806	$	— — — 1,647,381	— — 8,234 —	(4)	16,470 —	(4)	— — 24,704 —	(4)	6,099 3,415 — —	(3) (5)	$ $ $	499,935 279,928 1,471,494 —
RICHARD LUMB	1/1/2014 1/1/2014 1/5/2014 1/1/2014 10/24/2013	10/24/2013 10/24/2013 7/24/2013 10/24/2013 10/24/2013	— — — — —	$	— — — — 995,961	$	— — — — 1,436,959	— — — 8,234 —	(4)	— — — 16,470 —	(4)	— — — 24,704 —	(4)	6,099 3,415 4,191 — —	(3) (5) (6)	$ $ $ $	499,935 279,928 321,883 1,471,494 —
MARTIN I. COLE	1/1/2014 1/1/2014 1/1/2014 10/24/2013	10/24/2013 10/24/2013 10/24/2013 10/24/2013	— — — —	$	— — — 1,141,806	$	— — — 1,647,381	— — 8,234 —	(4)	— — 16,470 —	(4)	— — 24,704 —	(4)	6,099 3,415 — —	(3) (5)	$ $ $	499,935 279,928 1,471,494 —

(1)	Represents cash award target opportunity range made pursuant to the global annual bonus, the terms of which are summarized under “Compensation Discussion and Analysis — Compensation Programs — Cash Compensation — Global Annual Bonus” and “Compensation Discussion and Analysis — Process for Determining Executive Compensation — Performance Objectives Used in Evaluations” above. For Mr. Nanterme, the cash award target was 200% of his base compensation, and for the other named executive officers, the cash award target was, on average, 101% of base compensation. The amounts for Mr. Nanterme, who is compensated in Euros, and Mr. Lumb, who is compensated in Pounds Sterling, were converted into U.S. dollars at exchange rates of $0.73358 and $0.60721, respectively, which were the average monthly translation rates for fiscal 2014. For the actual amounts to be paid to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and the applicable footnote. Amounts reported under the “Maximum” column represent the high end of the target opportunity range.

(2)	Represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures. With respect to the RSU grants made pursuant to the 2014 Key Executive Performance Share Program, the grant date fair value assumes vesting between target and maximum.

(3)	Represents RSU grant made pursuant to the 2014 Senior Officer Performance Equity Award Program, the terms of which are summarized in the narrative below.

(4)	Reflects RSU grants made pursuant to the 2014 Key Executive Performance Share Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis — Compensation Programs — Long-Term Equity Compensation — Key Executive Performance Share Program” above.

(5)	Represents RSU grant made pursuant to the 2014 Accenture Leadership Performance Equity Award Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis — Compensation Programs — Long-Term Equity Compensation — Accenture Leadership Performance Equity Award Program” above.

(6)	Represents matching RSU grant made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis — Compensation Programs — Long-Term Equity Compensation — Voluntary Equity Investment Program” above.

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NARRATIVE SUPPLEMENT TO SUMMARY COMPENSATION TABLE AND TO GRANTS OF PLAN-BASED AWARDS TABLE

Global Annual Bonus

Our global annual bonus program is described under “Compensation Discussion and Analysis — Compensation Programs — Cash Compensation — Global Annual Bonus” and “Compensation Discussion and Analysis — Process for Determining Executive Compensation — Performance Objectives Used in Evaluations” above.

Key Executive Performance Share Program

Our Key Executive Performance Share Program is described generally under “Compensation Discussion and Analysis — Compensation Programs — Long-Term Equity Compensation — Key Executive Performance Share Program” above. The description below relates to the RSU grants we made to our named executive officers in fiscal 2014 pursuant to the Key Executive Performance Share Program, which have a 3-year performance period beginning on September 1, 2013 and ending on August 31, 2016. The Compensation Committee determined that the compensation opportunity under these grants will be based on performance weighted 75% on cumulative operating income results and 25% on cumulative total shareholder return, in each case over that 3-year period.

¡	Operating income results. Up to 75% of the total RSUs granted to a named executive officer on January 1, 2014 under this program will vest, if at all, at the end of the 3-year performance period based upon the achievement of operating income targets by the Company during the performance period. For each fiscal year during the performance period, the Compensation Committee approves an operating income plan for this program that is based on the operating income plan for the Company approved by the full Board. This operating income plan is equivalent to the operating income plan included in our annual fiscal year performance objectives, as described above under “Compensation Discussion and Analysis — Process for Determining Executive Compensation — Performance Objectives Used in Evaluations.” The aggregate of these 3 annual operating income plans forms the reference, or target, for measuring aggregate operating income results over the 3 years. A performance rate is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage vesting of RSUs determined as follows:

Performance Level	Accenture Performance Rate Versus Target	Percentage of RSUs Granted that Vest (Out of a Maximum of 75%)
Maximum	125% or greater	75%
Target	100%	50%
Threshold	80%	25%
Below Threshold	Less than 80%	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.

¡

Total shareholder return. Up to 25% of the total RSUs granted to a named executive officer on January 1, 2014 under this program will vest, if at all, at the end of the 3-year performance period based upon Accenture’s total shareholder return, as compared to the total shareholder return of the comparison companies listed below, together with the S&P 500 Total Return Index. Total shareholder return is determined by dividing the fair market value of the stock of a company at the end of the performance period (August 31, 2016), adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the fair market value of that stock at the beginning of the performance period (September 1, 2013). In order to compare Accenture’s total shareholder return with that of our comparison companies and the S&P 500 Total Return Index, each company and the S&P 500 Total Return Index is ranked in order of its total shareholder

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return. Accenture’s percentile rank among the comparison companies and the S&P 500 Total Return Index is then used to determine the percentage vesting of RSUs as follows:

Performance Level	Accenture Percentile Rank (Measured as a Percentile)	Percentage of RSUs Granted That Vest (Out of a Maximum of 25%)
Maximum	Accenture is ranked at or above the 75th percentile	25%
Target	Accenture is ranked at the 60th percentile	17%
Threshold	Accenture is ranked at the 40th percentile	8%
Below Threshold	Accenture is ranked below the 40th percentile	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.

For fiscal 2014, the following comparison companies, together with the S&P 500 Total Return Index, are used for measuring total shareholder return for the Key Executive Performance Share Program. These companies are chosen in advance of the 2014 compensation year and are unchanged from the comparison companies and index used for the award granted in fiscal 2013, other than in the case of SAIC, Inc., which was removed as a comparison company for purposes of the fiscal 2012, 2013 and 2014 Key Executive Performance Share Program awards as a result of its corporate reorganization and at the recommendation of Pay Governance and upon the approval of the Compensation Committee in January 2014.

Key Executive Performance Share Program Peer Group
Automatic Data Processing, Inc.	Lockheed Martin Corporation
Cap Gemini S.A.	Microsoft Corporation
Cisco Systems, Inc.	Oracle Corporation
Computer Sciences Corporation	Sapient Corporation
EMC Corporation	Xerox Corporation
Hewlett-Packard Company	S&P 500 Total Return Index
International Business Machines Corporation

This group of companies and the S&P 500 Total Return Index together represent a slightly different and broader list than the group of companies included in our peer group of companies used for benchmarking executive compensation generally and identified under “Compensation Discussion and Analysis — Fiscal 2014 Compensation Decisions — Role of Benchmarking” above. These companies and the S&P 500 Total Return Index together were determined to yield a better comparative group for purposes of evaluating total shareholder return.

Accenture plc Class A ordinary shares underlying the RSUs granted under the Key Executive Performance Share Program that vest are delivered following the Compensation Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers received a grant of RSUs under the Key Executive Performance Share Program on January 1, 2014 and each was eligible for provisional age-based vesting as of the grant date. In December 2013, the requirements of the fiscal 2012 and 2013 Key Executive Performance Share Program awards were revised such that each of the named executive officers is also eligible for provisional age-based vesting on those awards. Provisional age-based vesting means that if a participant voluntarily terminates his or her employment after reaching age 50 and completing 15 years of continuous service, the participant is entitled to pro rata vesting of his or her award at the end of the 3-year performance period based on the portion of the performance period during which he or she was employed. The terms of these programs provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are

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subject to the same vesting conditions as the underlying awards. The vesting schedules for the outstanding Key Executive Performance Share Program awards are set forth in footnote 4 to the “Outstanding Equity Awards at August 31, 2014” table below.

Senior Officer Performance Equity Award Program

The Senior Officer Performance Equity Award Program was discontinued after fiscal 2014. In general, grants under the Senior Officer Performance Equity Award Program vest in full on the third anniversary of the grant date. However, grants under this program for participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with the shortest vesting periods applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied to all or a portion of the RSUs granted under this program to each of our named executive officers, as further shown in the “Option Exercises and Stock Vested in Fiscal 2014” table below. The actual vesting schedules for these outstanding awards are set forth in footnote 1 to the “Outstanding Equity Awards at August 31, 2014” table below.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Accenture Leadership Performance Equity Award Program

The Accenture Leadership Performance Equity Award Program is described generally under “Compensation Discussion and Analysis — Compensation Programs — Long-Term Equity Compensation — Accenture Leadership Performance Equity Award Program” above.

In general, grants under the Accenture Leadership Performance Equity Award Program vest in 3 equal installments on each July 19 (the anniversary date of our initial public offering) following the grant date until fully vested. However, grants under this program to participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with the shortest vesting periods applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied for all or a portion of the RSUs granted under this program to each of our named executive officers in fiscal 2014, as further shown in the “Option Exercises and Stock Vested in Fiscal 2014” table below. The actual vesting schedules for these outstanding awards are set forth in footnote 1 to the “Outstanding Equity Awards at August 31, 2014” table below.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Voluntary Equity Investment Program

Under the Voluntary Equity Investment Program, members of Accenture Leadership, including all of our named executive officers, where permitted, may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for contributions made in the previous month. Participants are awarded a 50% matching RSU grant after the last purchase of the program year in the form of 1 RSU for every 2 shares that have been purchased during the previous program year and that have not been sold or transferred prior to the awarding of the matching grant. This matching grant will generally vest in full 2 years from the date of the grant. Under the program, if a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she will not receive a matching grant. Total contributions from all participating members of Accenture Leadership under this program are limited to an amount that is not more

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than 15% of the total amount expended for cash compensation for members of Accenture Leadership, subject to annual review and approval by the Compensation Committee. In the last completed program year, which ran from January to December 2013, Mr. Lumb participated in the Voluntary Equity Investment Program and, based on his purchases through the program, received a grant of matching RSUs under the Voluntary Equity Investment Program in fiscal 2014 as indicated above.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Clawback Policy

Our equity awards are subject to clawback under specified conditions, as described under “Compensation Discussion and Analysis — Additional Information — Clawback Policy” above.

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2014

The following table provides details about each outstanding equity award held by our named executive officers as of August 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
PIERRE NANTERME	12,987	$1,052,726	264,557	$21,444,990
DAVID P. ROWLAND	10,609	$859,966	20,184	$1,636,115
STEPHEN J. ROHLEDER	—	—	37,833	$3,066,743
RICHARD LUMB	25,377	$2,057,060	36,264	$2,939,560
MARTIN I. COLE	—	—	19,667	$1,594,207

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(1)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Award	Grant Date	Number	Vesting
Mr. Nanterme	2012 Senior Officer Performance Equity Award Program	January 1, 2012	4,950	In full on January 1, 2015
	2013 Senior Officer Performance Equity Award Program	January 1, 2013	3,922	In full on January 1, 2016
	2014 Senior Officer Performance Equity Award Program	January 1, 2014	4,115	In full on January 1, 2016
Mr. Rowland	2012 Senior Officer Performance Equity Award Program	January 1, 2012	3,303	In full on January 1, 2015
	2013 Senior Officer Performance Equity Award Program	January 1, 2013	2,616	In full on January 1, 2016
	2014 Senior Officer Performance Equity Award Program	January 1, 2014	4,114	In two installments: 2,057 on January 1, 2016 and 2,057 on January 1, 2017
	2014 Accenture Leadership Performance Equity Award Program	January 1, 2014	576	In full on July 19, 2015
Mr. Lumb	2012 Senior Officer Performance Equity Award Program	January 1, 2012	6,601	In full on January 1, 2015
	2013 Senior Officer Performance Equity Award Program	January 1, 2013	5,230	In full on January 1, 2016
	2014 Senior Officer Performance Equity Award Program	January 1, 2014	4,114	In two installments: 2,057 on January 1, 2016 and 2,057 on January 1, 2017
	2014 Accenture Leadership Performance Equity Award Program	January 1, 2014	1,153	In full on July 19, 2015
	2012 Voluntary Equity Investment Program	January 5, 2013	4,038	In full on January 5, 2015
	2013 Voluntary Equity Investment Program	January 5, 2014	4,241	In full on January 5, 2016

(2)	Pursuant to the age-based vesting conditions of their Senior Officer Performance Equity Award Program and Accenture Leadership Performance Equity Award Program awards, all of the awards to Messrs. Rohleder and Cole under these programs are treated as having vested in full prior to August 31, 2014. Pursuant to the provisional age-based vesting conditions of their awards under the 2012 Key Executive Performance Share Program, the awards to each of the named executive officers under the program are treated as having vested as of August 31, 2014. See the “Option Exercises and Stock Vested in Fiscal 2014” table below.

(3)	Values determined based on August 29, 2014 closing market price of Accenture plc Class A ordinary shares of $81.06 per share.

(4)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Key Executive Performance Share Program
Plan Year: Award Date: Based on Plan Achievement Level:	2013 January 1, 2013 Target	2014 January 1, 2014 Target
Mr. Nanterme	141,127	123,430
Mr. Rowland	7,841	12,343
Mr. Rohleder	21,170	16,663
Mr. Lumb	19,601	16,663
Mr. Cole	14,113	5,554

RSUs granted pursuant to the 2013 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2012 and ending August 31, 2015 as determined by the Compensation Committee following the end of fiscal 2015. RSUs granted pursuant to the fiscal 2014 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2013 and ending August 31, 2016 as determined by the Compensation Committee following the end of fiscal 2016. The terms of the 2014 Key Executive Performance Share Program are summarized above in “Compensation Discussion and Analysis — Compensation Programs — Long-Term Equity Compensation” and “— Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” above.

Results for the 2013 and 2014 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between the threshold and target levels for both programs, the amounts reflected in these columns with respect to both programs are the target amount.

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OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

The table below sets forth the number of shares of stock acquired in fiscal 2014 upon the exercise of stock options awarded to our named executive officers and as a result of the vesting of RSUs awarded to our named executive officers, under our compensatory equity programs.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired On Exercise(#)	Value Realized on Exercise($)(2)	Number of Shares Acquired on Vesting(#)	Value Realized On Vesting($)(3)
PIERRE NANTERME	16,237	$915,038	237,359	$18,593,156
DAVID P. ROWLAND	—	—	34,678	$ 2,700,067
STEPHEN J. ROHLEDER	—	—	40,343	$ 3,262,010
RICHARD LUMB	—	—	53,089	$ 4,134,617
MARTIN I. COLE	—	—	30,807	$ 2,480,344

(1)	Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers in prior years are summarized under “Compensation Discussion and Analysis — Compensation Programs — Long-Term Equity Compensation” and “— Narrative Supplement to Summary Compensation Table and to Grants of Plan-Based Awards Table” above.

	Program	Number of Shares Acquired on Vesting	Date of Acquisition
Mr. Nanterme	2011 Key Executive Performance Share Program(a)	74,656	10/17/2013
	2012 Key Executive Performance Share Program(b)	116,339	8/31/2014
	2011 Senior Officer Performance Equity Award Program	29,467	1/1/2014
	2012 Senior Officer Performance Equity Award Program	4,890	1/1/2014
	2013 Senior Officer Performance Equity Award Program	3,875	1/1/2014
	2014 Senior Officer Performance Equity Award Program	8,132	2/1/2014
Mr. Rowland	2011 Key Executive Performance Share Program(a)	12,444	10/17/2013
	2012 Key Executive Performance Share Program(b)	8,517	8/31/2014
	2011 Senior Officer Performance Equity Award Program	5,528	1/1/2014
	2012 Senior Officer Performance Equity Award Program	1,628	1/1/2014
	2013 Senior Officer Performance Equity Award Program	1,290	1/1/2014
	2014 Senior Officer Performance Equity Award Program	2,033	2/1/2014
	2013 Accenture Leadership Performance Equity Award Program	2,093	7/19/2014
	2014 Accenture Leadership Performance Equity Award Program	569	2/1/2014
	2014 Accenture Leadership Performance Equity Award Program	576	7/19/2014
Mr. Rohleder	2012 Key Executive Performance Share Program(b)	21,293	8/31/2014
	2011 Senior Officer Performance Equity Award Program	3,689	1/1/2014
	2012 Senior Officer Performance Equity Award Program	3,263	1/1/2014
	2013 Senior Officer Performance Equity Award Program	2,584	1/1/2014
	2014 Senior Officer Performance Equity Award Program	6,099	2/1/2014
	2014 Accenture Leadership Performance Equity Award Program	3,415	2/1/2014
Mr. Lumb	2011 Key Executive Performance Share Program(a)	18,665	10/17/2013
	2012 Key Executive Performance Share Program(b)	17,034	8/31/2014
	2012 Senior Officer Performance Equity Award Program	3,258	1/1/2014
	2013 Senior Officer Performance Equity Award Program	2,581	1/1/2014
	2014 Senior Officer Performance Equity Award Program	2,033	2/1/2014
	2013 Accenture Leadership Performance Equity Award Program	2,093	7/19/2014
	2014 Accenture Leadership Performance Equity Award Program	1,138	2/1/2014
	2014 Accenture Leadership Performance Equity Award Program	1,151	7/19/2014
	2011 Voluntary Equity Investment Program	5,136	1/5/2014
Mr. Cole	2012 Key Executive Performance Share Program(b)	21,293	8/31/2014
	2014 Senior Officer Performance Equity Award Program	6,099	2/1/2014
	2014 Accenture Leadership Performance Equity Award Program	3,415	2/1/2014

(a)

Vesting of the 2011 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2010 and ended August 31, 2013, was determined by the Compensation Committee on October 17, 2013, the stated vesting date. Because as of August 31, 2013, pursuant to the provisional age-based vesting provisions of their awards, Messrs. Rohleder and Cole had each fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date. Because from August 31, 2013 until October 17, 2013, the earned

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awards made under this program to Messrs. Nanterme, Rowland and Lumb remained fully subject to service conditions, those awards are being treated as having vested in full as of October 17, 2013. None of the awards under this program actually vested until the stated vesting date of October 17, 2013.

(b)	Vesting of the 2012 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2011 and ended August 31, 2014, was determined by the Compensation Committee on October 22, 2014, the stated vesting date. Pursuant to the 2012 Key Executive Performance Share Program, 86.1% of the target award of RSUs vested on October 22, 2014, after the end of fiscal 2014, based on the Company’s achievement of specified performance criteria over the period beginning September 1, 2011 and ended August 31, 2014 as determined by the Compensation Committee on the vesting date. Because as of August 31, 2014, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date. None of the awards under this program actually vested until the stated vesting date of October 22, 2014.

(2)	Reflects the difference between the fair market value of shares acquired upon exercise on the date exercised and the exercise price, multiplied by the number of options exercised.

(3)	Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.

PENSION BENEFITS FOR FISCAL 2014

Mr. Rowland is our only named executive officer who has benefits under a pension or other retirement plan to which the Company contributes. Mr. Rowland became a participant in the Accenture United States Pension Plan (the “U.S. Pension Plan”) prior to assuming a leadership role with the Company, and his benefits under this plan were frozen on August 31, 2000. The material terms of the U.S. Pension Plan are described following the table below, which sets forth information with respect to Mr. Rowland’s pension benefits.

Name	Plan Name	Number of Years of Credited Service(#)(1)	Actuarial Present Value of Accumulated Benefit($)(2)	Payments During Last Fiscal Year($)
PIERRE NANTERME	—	—	—	—
DAVID P. ROWLAND	U.S. Pension Plan	13.592	$297,080	—
STEPHEN J. ROHLEDER	—	—	—	—
RICHARD LUMB	—	—	—	—
MARTIN I. COLE	—	—	—	—

(1)	Number of years of credited service represents actual years of service. We do not have a policy that grants additional years of credited service.

(2)	The assumptions used to calculate this amount are found in Note 11 (Retirement and Profit Sharing Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2014.

U.S. Pension Plan

The U.S. Pension Plan is a defined benefit pension plan that is maintained and administered by the Company.

Mr. Rowland is 53 and, therefore, not yet eligible for early retirement, as explained below. Mr. Rowland’s pension benefits were frozen on August 31, 2000 when he assumed a leadership role with the Company. Mr. Rowland’s pension benefits, which are based on his years of service and average monthly earnings during the 10-year period preceding the day his benefits were frozen, are determined as of the close of business on the day his benefits were frozen.

The U.S. Pension Plan retirement benefit is calculated using a formula that considers an employee’s earnings and years of benefit service with the Company. A year of benefit service is each 12-month period of employment with the Company during which a participant is an eligible employee under the U.S. Pension Plan. Years of benefit service include both full and fractional years. The monthly retirement benefit is composed of two parts — a variable benefit and a fixed benefit. The variable benefit is 1.25% of the employee’s average monthly earnings multiplied by the employee’s

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years of benefit service (up to a maximum of 25 years). The fixed benefit is $20 multiplied by the employee’s years of benefit service (up to a maximum of 25 years). The current maximum monthly retirement benefit any participant can receive is $3,333.33 ($40,000 per year). Mr. Rowland’s maximum benefit is $2,537.17 per month ($30,446.04 per year).

Employees may begin to receive retirement benefits either (1) on the U.S. Pension Plan’s standard retirement date of age 62, (2) on a deferred retirement date or (3) on an early retirement date. The U.S. Pension Plan allows for early retirement once the participant is at least 55 years old and has completed at least 5 years of service. The retirement benefit of a participant who elects to retire early will be reduced by one-half percent (0.5%) for each month by which payment of the benefit precedes the participant’s 62nd birthday. The reduction is applied after taking the U.S. Pension Plan’s maximum monthly retirement benefit, as described above, into account. In specified cases, unreduced early retirement is available, including for participants (1) who had not attained age 50 as of December 31, 2003, (2) who had attained age 50 as of December 31, 2003 but were not employed by the Company on that date or (3) who retire from Accenture on an early retirement date and whose age plus years of service total at least 80 as of the date of their retirement.

The U.S. Pension Plan offers several forms of payment. The normal forms of payment are a life annuity (for single participants) or an indexed joint and 50% spousal annuity (for married participants). Before payment of benefits has commenced, participants may elect to receive an actuarially equivalent benefit in lieu of the normal forms of payment. The optional forms of payment include (1) a life and 10-year certain annuity, (2) a joint and 50%, 75% or 100% survivor annuity, (3) an indexed life annuity and (4) an indexed joint and 50% survivor annuity.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2014

Prior to fiscal 2011, some of Mr. Nanterme’s equity awards were granted under our French Qualified Sub-plan. Although these awards have generally the same terms and conditions as the corresponding awards granted to executives in other countries, these awards contain additional sales restrictions and provisions that allow the awards to qualify for favorable tax treatment in France. Under such sales restrictions and provisions, Accenture plc Class A ordinary shares underlying vested RSUs are not delivered to participants for at least 2 years. The following table sets forth information with respect to RSUs awarded to Mr. Nanterme that have vested, but for which the underlying Accenture plc Class A ordinary shares were not immediately delivered to him.

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)(1)	Aggregate Withdrawals/ Distributions($)(2)	Aggregate Balance at Last Fiscal Year End($)(3)
PIERRE NANTERME	—	—	$15,716	$139,578	$45,637
DAVID P. ROWLAND	—	—	—	—	—
STEPHEN J. ROHLEDER	—	—	—	—	—
RICHARD LUMB	—	—	—	—	—
MARTIN I. COLE	—	—	—	—	—

(1)	Represents earnings on undelivered Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares were not immediately delivered to the named executive officer, including adjustments to such awards to reflect Accenture’s payments of dividends on its Accenture plc Class A ordinary shares during fiscal 2014 pursuant to the terms of those awards and adjustments to the aggregate fair market values of the underlying shares and dividend shares. No such earnings are considered above-market or preferential and, accordingly, are not included in the “Summary Compensation Table” above.

(2)	Represents the aggregate fair market value on the applicable date of delivery during fiscal 2014 of the Accenture plc Class A ordinary shares underlying RSUs.

(3)	Represents the aggregate fair market value at August 31, 2014 of the Accenture plc Class A ordinary shares underlying RSUs that have vested, but for which the underlying shares had not yet been delivered to the named executive officer as of that date. The value is determined based on the August 29, 2014 closing market price of Accenture plc Class A ordinary shares of $81.06 per share. The grant date fair values of such RSUs were not reflected in the “Summary Compensation Table” for the fiscal years in which the RSUs were granted as Mr. Nanterme was not a named executive officer for the years in which such grants were made.

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POTENTIAL PAYMENTS UPON TERMINATION

Employment Agreements

As described under “Compensation Discussion and Analysis — Additional Information — Post-Termination Compensation” above, Mr. Nanterme is entitled to specified payments in connection with the termination of his employment under his employment agreement and the requirements of French law, as he is employed in France. Mr. Lumb’s employment agreement, which is our standard agreement for members of Accenture Leadership in the United Kingdom, requires 6 months’ notice for termination, or payment of 6 months’ base compensation in lieu of notice, except in the event of termination for cause. If the employment of Mr. Nanterme or Mr. Lumb had been terminated as of August 29, 2014 (the last business day of fiscal 2014), they would have been entitled to receive the following amounts pursuant to their respective employment agreements:

	Aggregate Termination Payments
Name	Voluntary Termination($)(1)	Involuntary Termination Without Notice($)(2)
PIERRE NANTERME(3)	$5,392,658	$8,029,068
RICHARD LUMB(4)	—	$ 518,989

(1)	Amounts shown in this column reflect the following for Mr. Nanterme: an amount equal to: (a) 12 months of his fiscal 2014 base compensation and fiscal 2013 Non-Equity Incentive Plan Compensation amount; and (b) 3 months of his fiscal 2014 base compensation and fiscal 2013 Non-Equity Incentive Plan Compensation amount.

(2)	Amounts shown in this column reflect the following: (a) for Mr. Nanterme, an amount equal to (x) 12 months of his fiscal 2014 base compensation and fiscal 2013 Non-Equity Incentive Plan Compensation amount and (y) 10 and 1/3 months of his fiscal 2014 base compensation and fiscal 2013 Non-Equity Incentive Plan Compensation amount; and (b) for Mr. Lumb, an amount equal to 6 months of his fiscal 2014 base compensation.

(3)	Mr. Nanterme is based in Europe and is compensated in Euros. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of $0.73358, which was the average monthly translation rate for fiscal 2014, and the amount he would be entitled to receive with respect of his fiscal 2013 Non-Equity Incentive Plan Compensation amounts at an exchange rate of $0.7370, which was the monthly translation rate for the month in which the applicable payment was made.

(4)	Mr. Lumb is based in the United Kingdom and is compensated in Pounds Sterling. We converted the amount he would be entitled to receive in respect of his base compensation to U.S. dollars at an exchange rate of $0.60721, which was the average monthly translation rate for fiscal 2014.

U.S. Accenture Leader Separation Benefits Plan and U.S. Retiree Medical Benefits Program

Members of Accenture Leadership employed in the United States, including Messrs. Rowland, Rohleder and Cole, are eligible for benefits under our U.S. Accenture Leadership Separation Benefits Plan and our U.S. Retiree Medical Benefits Program. Estimated benefits under these plans are summarized in the table below.

With respect to our most senior leaders, the U.S. Accenture Leader Separation Benefits Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement (which requires, among other things, a complete release of claims and affirmation of existing post-departure obligations, including non-compete and non-solicitation requirements), if the employment of a member of Accenture Leadership is involuntarily terminated, other than for “cause” (as defined under the plan), the terminated executive is entitled to receive the following:

¡	if the termination is for reasons unrelated to performance: (1) an amount equal to 6 months of base compensation, plus (2) 1 week of base compensation for each completed year of service (up to an additional 2 months of base compensation), plus (3) a $12,000 COBRA payment (which is related to health and dental benefits); or

¡	if the termination is for reasons related to performance: (1) an amount equal to 4 months of base compensation, plus (2) an $8,000 COBRA payment.

In addition, under this plan, members of Accenture Leadership terminated involuntarily, other than for cause, including those terminated for reasons related to performance, are entitled to 12 months of outplacement benefits, which is provided by an outside firm selected by Accenture, at a maximum cost to Accenture of $11,000 per person.

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Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefits Program, which provides partially subsidized medical insurance benefits for the retired members of Accenture Leadership and their dependents.

The following table sets forth estimated benefits under the U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree Medical Benefits Program for the named executive officers who are or were employed in the United States during fiscal 2014.

	U.S. Accenture Leadership Separation Benefits Plan		U.S. Retiree Medical Benefits Program
	Potential Payments if Termination is for Reasons Unrelated to Performance($)(1)	Potential Payments if Termination is for Reasons Related to Performance($)(2)	Estimated Present Value of Future Benefits($)(3)
DAVID P. ROWLAND	$744,833	$379,917	$194,050
STEPHEN J. ROHLEDER	$780,417	$397,708	$167,308
MARTIN I. COLE(4)	$780,417	$397,708	$159,365

(1)	Amounts shown in this column reflect, for each applicable named executive officer: (a) an amount equal to 8 months of his annual base compensation; (b) a $12,000 COBRA payment; and (c) $11,000 of outplacement services.

(2)	Amounts shown in this column reflect, for each applicable named executive officer: (a) an amount equal to 4 months of his annual base compensation; (b) an $8,000 COBRA payment; and (c) $11,000 of outplacement services.

(3)	The estimated present value of these medical insurance benefits is calculated (a) assuming each individual retired on August 29, 2014 (the last business day of fiscal 2014) or the earliest age at which they would be eligible for retirement and commenced receiving benefits immediately thereafter, (b) using a discount rate of 4.3% and (c) using sex distinct white collar mortality rates. Mr. Cole elected to receive these benefits following his retirement on August 31, 2014.

(4)	Mr. Cole received the compensation arrangements described under “Compensation Discussion and Analysis — Fiscal 2014 Compensation Decisions—Named Executive Officers Other than the Chairman and Chief Executive Officer” in connection with his retirement, and did not receive any benefits under the U.S. Accenture Leadership Separation Benefits Plan.

Long-Term Equity Compensation

The terms of our equity grant agreements for programs other than the Key Executive Performance Share Program provide for the immediate acceleration of vesting in the event of the termination of the program participant’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Program provide for provisional vesting of the awards in the event of the termination of the participant’s employment due to death or disability. Provisional vesting means that, while the timing of vesting of the Key Executive Performance Share Program awards is not accelerated due to death or disability, vesting continues to occur as if the participant’s employment had not terminated under those circumstances.

With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last business day of fiscal 2014 (based on the closing price per share on August 29, 2014) is equal to the amount and value of shares set forth in the “Stock Awards” columns of the “Outstanding Equity Awards at August 31, 2014” table above. Although vesting cannot yet be determined for the 2013 and 2014 Key Executive Performance Share Program awards, as results to date indicate achievement between the threshold and target levels for both programs, target amounts are included in that table with respect to both programs.

As described under “Compensation Discussion and Analysis — Additional Information — Post-Termination Compensation — Global Management Committee Retirement Provisions” above, the Compensation Committee approved an amendment to outstanding time-vesting equity awards previously granted under the Senior Officer Performance Equity Award Program to members of our global management committee. Pursuant to the amended terms of such awards, if a global management committee member who is eligible for age-based vesting retires on or after the

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EXECUTIVE COMPENSATION

fiscal year-end (August 31) but before the following January 1, the Company will allow for the vesting of awards that would otherwise have vested on January 1 had such global management committee member not retired before that date. In addition, the Compensation Committee determined that qualifying members of our global management committee who retire on or after the fiscal year-end but before the following February 1 will receive a cash payment in recognition of their prior fiscal year performance rather than receiving RSUs under the Accenture Leadership Performance Equity Award Program, which they would have received had they not retired before that date. The following table sets forth the amounts each named executive officer would have received under these provisions if he were to have retired as of August 31, 2014 (the triggering date for each of these provisions), rather than the last business day of fiscal 2014 (which would not have triggered them):

Name	Vesting of Equity Award following Retirement($)(1)	Cash Payment in Lieu of Equity Award($)(2)
PIERRE NANTERME	—	—
DAVID P. ROWLAND	$267,741	$525,000
STEPHEN J. ROHLEDER	—	$525,000
RICHARD LUMB	$535,077	$262,500
MARTIN I. COLE	—	—

(1)	Mr. Nanterme would not automatically qualify for this retirement benefit because he is not a member of our global management committee and therefore no amount is shown in respect of his retirement. For Messrs. Rowland and Lumb, amounts shown in this column reflect the value of the vesting of RSU awards previously granted to them under the Senior Officer Performance Equity Award Program that would otherwise have vested on January 1, 2015. The values reflected above are calculated using the closing price of Accenture shares on August 29, 2014. Pursuant to the age-based vesting provisions of their awards, Messrs. Rohleder and Cole are treated as having vested in full in their RSUs granted under this program prior to August 31, 2014, so no additional value is shown in this column.

(2)	Mr. Nanterme would not automatically qualify for this retirement benefit because he is not a member of our global management committee and therefore no amount is shown in respect of his retirement. For Messrs. Rowland, Rohleder and Lumb, amounts shown in this column reflect the target grant date fair value of RSU awards to be made to them in January 2015 under the Accenture Leadership Performance Equity Award Program, which were approved by the Compensation Committee following the end of fiscal 2014. For Mr. Cole, the actual amount of cash that he will receive in February 2015 in lieu of an RSU award is already reflected as Bonus for fiscal 2014 in the Summary Compensation Table, so no additional value is shown in this column.

PROPOSAL NO. 2 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, shareholders are being asked to approve, in an advisory, non-binding vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In considering their vote, we urge shareholders to review the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 28 to 48, as well as the discussion regarding the Compensation Committee on pages 8 to 9.

This advisory resolution, commonly referred to as a say-on-pay resolution, is non-binding. Although this resolution is non-binding, the Board and the Compensation Committee value the opinions of our shareholders and will review and consider the voting results when making future compensation decisions for our named executive officers.

Accenture employs a pay-for-performance philosophy for our entire global management committee and all of our named executive officers. Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in “— Compensation Discussion and Analysis — Process for Determining Executive Compensation.” Our annualized total shareholder return for the 3-year period ended August 31, 2014 was 17%, the 40th percentile among our peers, and our annualized total shareholder return for the 5-year period ended August 31, 2014 was 22%, the 97th percentile among our peers.

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EXECUTIVE COMPENSATION

As discussed above in “— Compensation Discussion and Analysis,” our compensation philosophy for our named executive officers includes the following elements:

¡	Long-term equity compensation has multi-year performance-based vesting. The most significant single element of our named executive officers’ compensation opportunity over time is the Key Executive Performance Share Program, for which vesting depends exclusively on the Company’s cumulative performance against our annual operating income plan and relative total shareholder return, in each case over a 3-year period. For fiscal 2014, the target value of the awards made under this program represented 92% of our chairman and chief executive officer’s total equity compensation and 79% of the total equity compensation of all of our other named executive officers, excluding Mr. Cole who retired and will not receive any equity awards for fiscal 2014 performance, taken as a whole.

¡	Total cash compensation is tied to performance. The majority of cash compensation opportunity is based on Company and individual performance. The cash compensation of our named executive officers as a group has fluctuated from year to year, reflecting the Company’s financial results.

¡	Compensation unrelated to performance is limited. Accenture’s employment agreements do not provide for multi-year employment, guaranteed incentive awards or “golden parachutes” upon termination of employment for our named executive officers, aside from that required by law. We do not offer significant perquisites, nor do we provide tax gross-up payments on post-employment benefits.

As required under Irish law, the resolution in respect of proposal no. 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 2 IS AS FOLLOWS:

“Resolved, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

✓ The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers.

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AUDIT

Audit

AUDIT COMMITTEE REPORT

The Audit Committee is composed entirely of non-management directors. In addition, each member of the Audit Committee meets the independence and experience requirements set forth by the SEC and the NYSE.

The Audit Committee operates pursuant to a written charter, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements, subject to any requirements under Irish law. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. KPMG, Accenture’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting. As part of the Audit Committee’s oversight function, the Audit Committee:

¡	reviewed and discussed the Company’s annual audited financial statements, assessment of the effectiveness of internal control over financial reporting and quarterly financial statements with management and with KPMG. The committee also reviewed related matters and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chairman and chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings; and

¡	discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees.” The Audit Committee also received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG their independence and related matters.

In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2014 for filing with the SEC and approved the Company’s Irish financial statements for presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2015 that KPMG be re-appointed as the Company’s independent registered public accounting firm to serve until the Company’s annual general meeting of shareholders in 2016 and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting. This report is provided by the following independent directors, who compose the Audit Committee:

The Audit Committee

William L. Kimsey, Chair

Blythe J. McGarvie

Paula A. Price

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AUDIT

PROPOSAL NO. 3 — NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AND BINDING AUTHORIZATION OF THE BOARD TO DETERMINE ITS REMUNERATION

Shareholders are being asked to vote to ratify, in a non-binding vote, the appointment of our independent registered public accounting firm, KPMG, and also to vote to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending August 31, 2015. Although ratification is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be regarded as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

We expect that one or more representatives of KPMG will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions.

As required under Irish law, the resolution in respect of proposal no. 3 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 3 IS AS FOLLOWS:

“To ratify, in a non-binding vote, the appointment of KPMG as the independent registered public accounting firm for the Company until the next annual general meeting of the Company in 2016 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine its remuneration.”

✓    The Board recommends that you vote “FOR” the non-binding ratification of the appointment of KPMG as independent registered public accounting firm and the binding authorization of the Board, acting through the Audit Committee, to determine KPMG’s remuneration.

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AUDIT

INDEPENDENT AUDITOR’S FEES

The following table describes fees for services rendered by KPMG, Accenture’s principal accountant, for the years ended August 31, 2014 and August 31, 2013.

	2014	2013
	(in thousands)
Audit Fees(1)	$15,146	$14,499
Audit-Related Fees(2)	1,334	2,324
Tax Fees(3)	1,732	1,427
All Other Fees(4)	117	660
Total Fees	$18,329	$18,910

(1)	Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture plc’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees also include fees for the audit of Accenture plc’s and Accenture SCA’s internal control over financial reporting.

(2)	Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture plc’s and Accenture SCA’s financial statements and not included in Audit Fees. Audit-Related Fees also include fees for accounting advice and opinions related to various employee benefit plans and services to issue Statement on Standards for Attestation Engagements (SSAE) No. 16 reports and merger and acquisition due diligence services.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services and products for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above. These fees include other consulting services. The Audit Committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

PROCEDURES FOR AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. In connection with the approval of any non-audit services, the Audit Committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

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IRISH LAW PROPOSALS

Irish Law Proposals

PROPOSAL NO. 4 — BOARD AUTHORITY TO ISSUE SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. Our current authorization, approved by shareholders at our 2014 annual general meeting, will expire on July 30, 2015. We are presenting this proposal no. 4 to renew the Board’s authority to issue our authorized shares on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to issue up to 33% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking approval to authorize the Board to issue up to a maximum of 33% of our issued ordinary share capital as of December 9, 2014 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of proposal no. 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 4 IS AS FOLLOWS:

“That the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of Section 20 of the Companies (Amendment) Act 1983) up to an aggregate nominal amount of $        (                 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 9, 2014 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

✓ The Board recommends that you vote “FOR” granting board authority to issue shares under proposal 4.

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IRISH LAW PROPOSALS

PROPOSAL NO. 5 — BOARD AUTHORITY TO OPT-OUT OF STATUTORY PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). Because our current authority will expire on July 30, 2015, we are presenting this proposal no. 5 to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to opt-out of the statutory pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for proposal no. 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of proposal no. 5 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 5 IS AS FOLLOWS:

“As a special resolution, that, subject to the passing of the resolution in respect of proposal no. 4 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to Section 24 of the Companies (Amendment) Act 1983 to allot equity securities (as defined in Section 23 of that Act) for cash, pursuant to the authority conferred by proposal no. 4 as if sub-section (1) of Section 23 did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $         (                 shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 9, 2014 (the latest practicable date before this proxy statement))

and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has

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IRISH LAW PROPOSALS

expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

✓ The Board recommends that you vote “FOR” granting the Board authority to opt-out of statutory pre-emption rights under proposal 5.

PROPOSAL NO. 6 — AUTHORIZATION TO HOLD THE 2016 ANNUAL GENERAL MEETING OUTSIDE OF IRELAND

Under Irish law currently in effect and in accordance with article 50 of Accenture plc’s Articles of Association, the shareholders of Accenture plc must authorize holding any annual general meeting of shareholders at a location outside of Ireland. The Board desires to hold the 2016 annual general meeting of shareholders in the United States, as has been our historical practice, and is therefore asking our shareholders to authorize holding the 2016 annual general meeting of shareholders at a location outside of Ireland.

As required under Irish law, the resolution in respect of proposal no. 6 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 6 IS AS FOLLOWS:

“That the annual general meeting of shareholders in 2016 may be held at such place outside Ireland as may be determined by the directors.”

✓ The Board recommends that you vote “FOR” the authorization to hold the 2016 annual general meeting of shareholders of Accenture plc at a location outside of Ireland.

PROPOSAL NO. 7 — AUTHORIZATION TO MAKE OPEN-MARKET REPURCHASES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue. During fiscal 2014, we repurchased approximately 26.2 million of our ordinary shares in open-market purchases as part of our share buyback activities.

In this proposal, shareholders are being asked to authorize Accenture plc, or any of its subsidiaries, to make open-market purchases of Class A ordinary shares.

Under Irish law, this authorization cannot exceed 18 months. Accordingly, if adopted, the authority will expire on the close of business on August 3, 2016 unless re-approved at the Company’s annual general meeting of shareholders in 2016. We expect to continue to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

In connection with the parameters established with the Board regarding our share repurchase programs, these purchases would be made only at price levels that the directors would consider to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. In addition, the price that may be paid for these shares shall not be less than 80% or more than 120% of the then closing market price of those shares on the NYSE the day preceding the day on which the relevant shares are purchased. It should be noted that Accenture plc currently effects repurchases under our existing share repurchase program as redemptions pursuant to Article 5(b)(iv) of our Articles of Association. Whether or not this proposed resolution is passed, Accenture plc will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of Accenture plc will not be able to make open-market purchases of Class A ordinary shares.

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IRISH LAW PROPOSALS

In order for a subsidiary of Accenture plc to make open-market purchases of Accenture plc’s Class A ordinary shares, such shares must be purchased on a “recognized stock exchange” under Irish law. The NYSE, on which Accenture plc Class A ordinary shares are listed, is a recognized stock exchange for this purpose under Irish law.

The authority being sought from our shareholders provides that the maximum number of shares authorized to be purchased will be no greater than 48,006,291 Class A ordinary shares, which represents 7.7% of the Company’s issued Class A ordinary shares outstanding as of November 30, 2014.

As required under Irish law, the resolution in respect of proposal no. 7 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 7 IS AS FOLLOWS:

“The Company and any subsidiary of the Company are hereby generally authorized to make open-market purchases of Accenture plc Class A ordinary shares of $0.0000225 each (“shares”) on such terms and conditions and in such manner as the board of directors of the Company may determine from time to time but subject to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and any subsidiaries of the Company pursuant to this resolution shall not exceed 48,006,291 shares.

(b) The maximum price to be paid for any share shall not be more than 120% of the closing price on the New York Stock Exchange for the shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(c) The minimum price to be paid for any share shall not be less than 80% of the closing price on the New York Stock Exchange for the shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(d) This general authority will be effective from the date of passing of this resolution.

(e) This general authority is to expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of Section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

✓ The Board recommends that you vote “FOR” the authorization of Accenture to make open-market purchases of Accenture plc Class A ordinary shares.

PROPOSAL NO. 8 — DETERMINE PRICE RANGE FOR RE-ISSUANCE OF TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in some of our ordinary shares being returned as treasury stock. Our executive compensation program, the 2010 Employee Share Purchase Program, and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-issue any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-issued. Irish law requires that this authorization be renewed by our shareholders every 18 months, and we therefore expect that it will continue to be proposed at subsequent annual general meetings.

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IRISH LAW PROPOSALS

The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-issued are 95% (or nominal value where the re-issuance of treasury shares is required to satisfy an obligation under an employee share scheme or any option scheme) and 120%, respectively, of the closing market price of the Class A ordinary shares on the NYSE the day preceding the day on which the relevant share is re-issued, except as described below. Any re-issuance of treasury shares will only be at price levels that the Company considers to be in the best interests of our shareholders.

As required under Irish law, the resolution in respect of proposal no. 8 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 8 IS AS FOLLOWS:

“As a special resolution, that the re-issue price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be issued shall be as follows:

(a) The maximum price at which a treasury Class A ordinary share may be re-issued shall not be more than 120% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-issued by Accenture plc.

(b) The minimum price at which a treasury Class A ordinary share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme or any option schemes operated by Accenture plc or, in all other cases, not less than 95% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-issued by Accenture plc.

(c) The re-issue price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.”

✓ The Board recommends that you vote “FOR” the determination of the price range at which Accenture plc can re-issue shares that it acquires as treasury stock.

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Q&A ABOUT THE ANNUAL MEETING

Questions and Answers about

the Annual Meeting

WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement, our Annual Report on Form 10-K for the fiscal year ended August 31, 2014 and the 2014 Letter from Our Chairman & CEO (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. You received these Proxy Materials because you were a shareholder of record as of the close of business on December 9, 2014. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability.

WHAT IS THE DATE, TIME AND LOCATION OF THE ANNUAL MEETING?

We will hold the Annual Meeting at 12:00 pm local time on Wednesday, February 4, 2015, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, subject to any adjournments or postponements. For directions to the meeting, you may contact our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

WHO IS ENTITLED TO VOTE?

The Board has set December 9, 2014 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares and/or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to attend and vote at the Annual Meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares.

As of the close of business on the record date, there were         Class A ordinary shares outstanding (which includes             shares held by Accenture) and         Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc. Each shareholder of record is entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a completed proxy.

2014 Proxy Statement	Accenture • 73

Q&A ABOUT THE ANNUAL MEETING

HOW DO I VOTE?

Registered shareholders (that is, shareholders who hold their shares directly with our transfer agent, Computershare) can vote any one of five ways:

¡	By Telephone: Call 1 (800) 690-6903 from the United States. You will need to use the 12-digit control number you were provided on your proxy card or Notice of Internet Availability, and follow the instructions given by the voice prompts.

¡	Via the Internet: Go to www.proxyvote.com to vote via the Internet using the 12-digit control number you were provided on your proxy card or Notice of Internet Availability. You will need to follow the instructions on the website.

¡	By Mail: If you received a paper copy in the mail of the Proxy Materials and a proxy card, you may mark, sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board as described in this proxy statement. If any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement. If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

¡	By Scanning the QR Code: Scan the QR Code located on your proxy card or Notice of Internet Availability to access www.proxyvote.com and vote your shares online. Additional software may be required for scanning.

¡	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by poll card at the meeting. Please contact our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, for additional information about sending a personal representative on your behalf. For information about how to attend the Annual Meeting, please see “What do I need to be admitted to the Annual Meeting?” below.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I VOTE?

If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.

IF I AM A CURRENT OR FORMER ACCENTURE EMPLOYEE

WITH EMPLOYEE PLAN SHARES, HOW DO I VOTE?

If you are a current or former Accenture employee with shares received through our employee plans and held by Morgan Stanley Smith Barney LLC (“MSSB”) or UBS Financial Services, Inc. (“UBS”), you may receive one proxy card that covers the shares held for you by MSSB and/or UBS, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner as described above for registered shareholders. If you vote your plan shares by 8:00 am EST on February 2, 2015, MSSB and/or UBS will vote the shares as you have directed.

2014 Proxy Statement	Accenture • 74

Q&A ABOUT THE ANNUAL MEETING

It is important that you direct MSSB and/or UBS how to vote your shares. If voting instructions are not received on time by MSSB, MSSB will not vote your shares for any proposal. If voting instructions are not received on time by UBS, UBS will not vote your shares on non-routine proposals (proposals 1, 2 and 5). UBS will, however, vote your shares on routine proposals (proposals 3, 4, 6, 7, and 8 in this proxy statement) in the same proportion as the plan shares with respect to which voting instructions for routine proposals were received by UBS on a timely basis.

Participants with shares received through employee plans may attend the Annual Meeting by following the instructions in the section “What do I need to be admitted to the Annual Meeting?” below. Shares held through MSSB and/or UBS, however, can only be voted as described in this section and cannot be voted at the meeting.

WHAT ARE THE DEADLINES TO SUBMIT MY VOTE?

The deadlines to submit your votes for the Annual Meeting are set forth below.

Telephone	Internet	Mail	QR Code

Call 1 (800) 690–6903	Visit www.proxyvote.com	Mail your proxy card	Scan the QR Code
Votes cast by phone must be received by 11:59 pm EST on Feb. 3, 2015.*	Votes cast by Internet must be received by 11:59 pm EST on Feb. 3, 2015.*	Votes cast by mail must be received by 8:00 am EST on Feb. 4, 2015.*	Votes cast by scanning the QR Code must be received by 11:59 pm EST on Feb. 3, 2015.*

*	For current and former employees who are voting employee plan shares held by MSSB or UBS, your proxy must be received by 8:00 am EST on Feb. 2, 2015. Beneficial owners of shares held in street name should refer to information from your bank, broker or nominee on how to submit voting instructions.

CAN I REVOKE MY PROXY OR CHANGE MY VOTE AFTER I HAVE VOTED?

Yes. If you are a registered shareholder and previously voted by Internet, telephone, scanning a QR Code or mail, you may revoke your proxy or change your vote by:

¡	voting at a later date by Internet, telephone or scanning the QR code as set forth above before the closing of those voting facilities at 11:59 pm EST on Feb. 3, 2015;

¡	mailing a proxy card that is properly signed and dated with a later date than your previous vote and that is received no later than 8:00 am EST on Feb. 4, 2015;

¡	attending the Annual Meeting and submitting a new poll card during the meeting; or

¡	sending a written notice of revocation to our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, which must be received no later than 11:00 am EST on Feb. 4, 2015.

If you are a current or former employee and your employee plan shares are held by MSSB or UBS, you may revoke your proxy and change your vote by voting at a later date by Internet, telephone or mail if you do so no later than 8:00 am EST on Feb. 2, 2015. You cannot revoke and change your proxy with respect to your employee plan shares after that date, and you cannot revoke and vote your plan shares in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorized proxy.

WHAT DO I NEED TO BE ADMITTED TO THE ANNUAL MEETING?

At the entrance to the Annual Meeting, we will request to see your admission ticket and valid photo identification, such as a driver’s license or passport. We encourage you to request an admission ticket for the Annual Meeting in advance.

2014 Proxy Statement	Accenture • 75

Q&A ABOUT THE ANNUAL MEETING

You may request admission tickets by visiting www.proxyvote.com and following the instructions provided. You will need the 12-digit control number included on your proxy card, voter instruction form or Notice of Internet Availability. If you do not request an admission ticket in advance, we will need to determine if you owned common stock on the record date by:

¡	verifying your name and share ownership against our list of registered shareholders; or

¡	asking to review evidence of your share ownership as of December 9, 2014, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting.

If you are acting as a proxy, we will need to review a valid written legal proxy signed by the registered owner of the ordinary shares granting you the required authority to attend the meeting and vote such shares.

WHAT CONSTITUTES A QUORUM?

In order to establish a quorum at the Annual Meeting, there must be at least three shareholders present in person or by proxy who have the right to attend and vote at the meeting and who together hold shares representing more than 50% of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as present.

HOW ARE VOTES COUNTED?

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favor of the proposal or respective director nominee, a vote “AGAINST” will be counted against each proposal or respective nominee, and an “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this proxy statement. Broadridge Investor Communication Solutions, Inc. will act as our Inspector of Election at the Annual Meeting and assist us in tabulating the votes.

WHAT IS A “BROKER NON-VOTE” AND HOW DOES IT AFFECT VOTING?

If you are a beneficial owner whose shares are held of record by a broker, we encourage you to instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. This is called a “broker non-vote”, which occurs for proposals considered “non-routine” under NYSE rules. Your broker will, however, still be able to register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum and will be able to vote on “routine” proposals.

The “routine” proposals in this proxy statement are proposals no. 3, 4, 6, 7 and 8, for which your broker has discretionary voting authority under the NYSE rules to vote your shares, even if the broker does not receive voting instructions from you. All other proposals (proposals no. 1, 2 and 5) are considered “non-routine” such that, if you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions, a broker non-vote will occur and your shares will not be voted on these proposals.

2014 Proxy Statement	Accenture • 76

Q&A ABOUT THE ANNUAL MEETING AND VOTING

WHAT IS THE VOTE REQUIRED TO APPROVE EACH OF

THE PROPOSALS DISCUSSED IN THE PROXY STATEMENT?

The chart below summarizes the voting requirements and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual Meeting.

Proposals	Required Approval	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions
1. Re-Appointment of Directors	Majority of Votes Cast	No	No effect	No effect
2. Advisory Vote on Executive Compensation	Majority of Votes Cast	No	No effect	No effect
3. Appointment and Remuneration of Auditors	Majority of Votes Cast	Yes	N/A	No effect
4. Grant Board Authority to Issue Shares	Majority of Votes Cast	Yes	N/A	No effect
5. Grant Board Authority to Opt-Out of Statutory Pre-emption Rights	75% of Votes Cast	No	No effect	No effect
6. Authorization to Hold the 2016 Annual Meeting Outside of Ireland	Majority of Votes Cast	Yes	N/A	No effect
7. Authorization of Accenture to Make Open-Market Repurchases	Majority of Votes Cast	Yes	N/A	No effect
8. Determination of Price Range for the Re-Issuance of Treasury Shares	75% of Votes Cast	Yes	N/A	No effect

There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture plc’s Articles of Association, subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?

Accenture will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. Proxies may be solicited on our behalf by our directors, officers and selected other Accenture employees telephonically, electronically or by other means of communication, and by Georgeson Inc., whom we have hired to assist in the solicitation of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Georgeson Inc. will receive a fee of $25,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending the materials to beneficial owners.

2014 Proxy Statement	Accenture • 77

ADDITIONAL INFORMATION

Additional Information

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, reduces the volume of duplicate information received at households and helps to reduce costs. While the Company does not household, a number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has consented or receives notice from his or her broker that the broker will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. If your notice of internet availability of proxy materials or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the Company will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing or calling our Investor Relations Group at the following address, telephone number or e-mail address: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA; telephone number, +1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico, and +(353) (1) 407-8203 outside the United States and Puerto Rico; or e-mail, investor.relations@accenture.com.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Our annual general meeting of shareholders for 2016 is expected to be held in February 2016. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August     , 2015. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our Articles of Association.

Pursuant to our Articles of Association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the date of the proxy statement for our prior year’s annual general meeting. Unless a shareholder who wishes to present a proposal at the Annual Meeting (other than a proposal to appoint a person as a director outlined above) outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us by the close of business on                      , 2015, subject to applicable rules, we will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

Irish law currently provides that shareholders holding 10% or more of the total voting rights may request that the directors call an extraordinary general meeting at any time. The shareholders who wish to request an extraordinary general meeting must deliver to Accenture’s principal executive office a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of three months from the date of delivery of the request. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

2014 Proxy Statement	Accenture • 78

ADDITIONAL INFORMATION

ABOUT ACCENTURE

Accenture is one of the world’s leading professional services companies, with consulting and technology capabilities ranging from strategy development to digital transformation to operations management. As of August 31, 2014, we had approximately 305,000 employees, offices and operations in more than 200 cities in 56 countries and revenues before reimbursements of $30.0 billion for fiscal 2014. We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service.

Accenture plc is organized under the laws of Ireland and maintains its principal executive office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at +1 877-ACN-5659 (+1 877-226-5659) and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA.

Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We also make available other reports filed with or furnished to the SEC under the Exchange Act through our website, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print free of charge by contacting our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA. We do not intend for information contained on our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, USA. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1 800-SEC-0330 (+1 800-732-0330). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Accenture, that file electronically with the SEC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

In this proxy statement, Accenture discloses the following non-GAAP financial measures:

¡	Percentage changes in revenues before reimbursements (“net revenues”) on a local currency basis. Financial results in local currency are calculated by restating current period activity into U.S. dollars using the comparable prior year period’s foreign currency exchange rates. This approach is used for all results where the functional currency is not the U.S. dollar. Accenture’s management believes that information regarding changes in its net revenues that excludes the effect of fluctuations in foreign currency exchange rates facilitates meaningful comparison of its net revenues before reimbursements.

¡	Earnings per share and operating margin, in each case excluding the material reorganization benefits recorded in fiscal 2013 related to final determinations of certain reorganization liabilities established in connection with our transition to a corporate structure during 2001. Accenture’s management believes that information regarding the effect of the reorganization benefits on earnings per share and operating margin facilitates understanding as to both the impact of these benefits and the Company’s operating performance.

¡	Earnings per share excluding the benefit from final determinations of U.S. federal tax liabilities recorded in fiscal 2013. Accenture’s management believes that information regarding the effect of the settlement benefit on earnings per share facilitates understanding as to both the impact of this settlement and the Company’s operating performance.

¡	Free cash flow (defined as operating cash flow net of property and equipment additions). Accenture’s management believes that this information provides meaningful additional information regarding the Company’s liquidity.

2014 Proxy Statement	Accenture • 79

ADDITIONAL INFORMATION

While Accenture’s management believes that this non-GAAP financial information is useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed discussion of these factors, see the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K filed with the SEC. Our forward-looking statements speak only as of the date of this proxy statement or as of the date they are made, and we undertake no obligation to update them.

December     , 2014

2014 Proxy Statement	Accenture • 80

Copyright © 2014 Accenture All rights reserved.

Accenture, its logo, and “High performance. Delivered.” are trademarks of Accenture

SCAN TO
VIEW MATERIALS & VOTE

C/O GENERAL COUNSEL, SECRETARY & CHIEF COMPLIANCE OFFICER 161 N. CLARK STREET CHICAGO, ILLINOIS 60601	3 WAYS TO VOTE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY TELEPHONE - 1-800-690-6903 (TOLL FREE)

Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm EST on February 3, 2015.* Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above with your mobile device

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm EST on February 3, 2015.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, so that it is received by 8:00 am EST on February 4, 2015.*

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*If you are an Accenture employee or former employee submitting voting instructions for shares received through our employee plans and held by Morgan Stanley Smith Barney LLC or UBS Financial Services, Inc., your vote by telephone, by Internet or by mail must be received by 8:00 am EST on February 2, 2015.

SHAREHOLDER MEETING REGISTRATION:

To register to attend the meeting, go to “shareholder meeting registration” link at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures.

g

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	M79702-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Accenture plc (“Accenture”)
The Board of Directors recommends that you vote “FOR” each of the director nominees in Proposal 1 and “FOR” Proposals 2, 3, 4, 5, 6, 7 and 8:
			For	Against	Abstain
1.	Re-appointment of the following nominees to the Board of Directors:

	Nominees:							For	Against	Abstain

	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k.	Jaime Ardila Dina Dublon Charles H. Giancarlo William L. Kimsey Marjorie Magner Blythe J. McGarvie Pierre Nanterme Gilles C. Pélisson Paula A. Price Wulf von Schimmelmann Frank K. Tang	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	To approve, in a non-binding vote, the compensation of our named executive officers.	☐	☐	☐
						3.	To ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as the independent auditors of Accenture and to authorize, in a binding vote, the Audit Committee of the Board of Directors to determine KPMG’s remuneration.	☐	☐	☐
						4.	To grant the Board of Directors the authority to issue shares under Irish law.	☐	☐	☐
						5.	To grant the Board of Directors the authority to opt-out of statutory pre-emption rights under Irish law.	☐	☐	☐
						6.	To authorize holding the 2016 annual general meeting of shareholders of Accenture at a location outside of Ireland.	☐	☐	☐
						7.	To authorize Accenture and its subsidiaries to make open-market purchases of Accenture Class A ordinary shares under Irish law.	☐	☐	☐
						8.	To determine the price range at which Accenture can re-issue shares that it acquires as treasury shares under Irish law.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and indicate name and title of the authorized officer.

		Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice for Accenture plc Shareholders

2015 Annual General Meeting of Shareholders

Wednesday, February 4, 2015

12:00 pm local time

Accenture New York Office

1345 Avenue of the Americas, 6th Floor

New York, New York 10105, USA

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on February 4, 2015:

The 2014 Proxy Statement and Notice of Annual Meeting, Form 10-K for the fiscal year ended August 31, 2014 and

2014 Letter from Our Chairman & CEO (the “Proxy Materials”) and our Irish financial statements are available at www.proxyvote.com.

M79703-TBD

Proxy Solicited on behalf of the Board of Directors of Accenture plc for the 2015 Annual General Meeting of Shareholders on Wednesday, February 4, 2015 (the “Annual Meeting”)

The undersigned hereby appoints Pierre Nanterme, David P. Rowland and Julie S. Sweet as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture held of record by the undersigned on December 9, 2014, at the Annual Meeting, and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof. If you wish to appoint as a proxy any person other than those specified on this proxy card, then you must contact our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA and request the necessary forms and instructions.

For Accenture employees and former employees that own shares through the employee plans managed by Morgan Stanley Smith Barney LLC (“MSSB”) or UBS Financial Services, Inc. (“UBS”): This proxy card includes shares received through the plans described above and held on December 9, 2014 by MSSB and UBS, as applicable. This card provides instructions to UBS and MSSB for voting plan shares. If voting instructions are not received on time by MSSB, MSSB will not vote the shares for any proposal. If voting instructions are not received on time by UBS, UBS will not vote the shares on non-routine proposals (proposals 1, 2 and 5). UBS will, however, vote the shares on routine proposals (proposals 3, 4, 6, 7 and 8) in the same proportion as the plan shares with respect to which voting instructions for routine proposals were received by UBS on a timely basis.

This card, when properly executed and delivered, will be voted in the manner directed on the reverse side. You may also instruct your proxy not to vote on a resolution or to withhold authority to vote for any nominee by inserting an “X” in the Abstain Box. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the meeting.

Continued and to be signed on reverse side